Execution Copy

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 20, 2005

BY AND AMONG

MGI PHARMA, INC.,

GRANITE ACQUISITION, INC.

AND

GUILFORD PHARMACEUTICALS, INC.

i

EXHIBITS

Exhibit A — Form of Affiliate Letter
Exhibit B — Closing Consents
Exhibit C — Form of Credit Agreement
Exhibit D — Form of Certificate of Incorporation for Surviving Entity
Exhibit E — Form of Bylaws for Surviving Entity

TABLE OF DEFINED TERMS

PAGE
Adverse Recommendation Notice Section 5.02(b)	48
Affiliate Section 9.03(a)	64
Agreement Preamble	1
Average Parent Stock Price Section 2.01	3
Cash Consideration Section 2.01(c)	3
Certificate of Merger Section 1.03	2
Certificate Section 2.01	3
Closing Date Section 1.02	1
Closing Section 1.02	1
COBRA Section 3.12(h)	19
Collaboration Section 3.19(a)	27
Collaborative Partner Section 3.19(a)	27
Company Adverse Recommendation Change Section 5.02(b)	48
Company By-laws Section 3.01	9
Company Certificate Section 3.01	9
Company Common Stock Section 2.01	2
Company Disclosure Letter Article III	9
Company Equity Awards Section 2.03(a)	7
Company Material Adverse Effect Section 3.04(c)	12
Company Plans Section 3.12(a)	18
Company Preferred Stock Section 3.03(a)	9
Company Rights Plan Section 3.04(a)	11
Company RSUs Section 2.03(a)	7
Company SEC Documents Section 3.06(a)	13
Company Stock Options Section 2.03(a)	7
Company Stock Plans Section 2.03(a)	8
Company Stockholder Approval Section 3.04(a)	11
Company Stockholders Meeting Section 6.01(b)	49
Company Superior Proposal Section 5.02(a)	47
Company Takeover Proposal Section 5.02(a)	47
Company Termination Fee Section 8.02(a)	61
Company Warrant Section 2.03(b)	8
Company Preamble	1
Confidentiality Agreement Section 6.02(a)	50
Contract Section 3.04(b)	11
Convertible Notes Section 3.03(a)	10
Credit Agreement Preamble	1
DGCL Section 1.01	1
Dissenting Shares Section 2.02(k)	7
DOJ Section 6.03	51
Effective Time Section 1.03	2
Employees Section 3.12(a)	18
Environmental Laws Section 3.17(b)(i)	26
Environmental Liabilities Section 3.17(b)(ii)	27

PAGE
ERISA Section 3.12(a)	18
Exchange Agent Section 2.02	4
Exchange Fund Section 2.02	4
Exchange Ratio Section 2.01(c)	3
FDA Section 3.19(a)	27
FDCA Section 3.19(a)	28
Form S-4 Section 3.07	13
FTC Section 6.03	51
GAAP Section 3.06(a)	13
Governmental Authority Section 3.05	12
Hazardous Material Section 3.17(b)(iii)	27
HSR Act Section 3.05	12
Indemnified Parties Section 6.04(a)	52
Intellectual Property Section 3.14(a)(i)	22
IRS Section 3.13(c)	20
Knowledge Section 9.03(b)	64
Laws Section 3.11(a)	16
Leased Real Property Section 3.16	25
License(s) Section 3.14(a)(ii)	22
Licensed Intellectual Property Section 3.14(a)(iv)	22
Liens Section 3.02	9
Merger Consideration Section 2.01(c)	3
Merger Sub Common Stock Section 2.01	2
Merger Sub Stock Section 4.02(b)	32
Merger Sub Preamble	1
Merger Preamble	1
NASDAQ Section 2.01	3
Necessary Consents Section 3.05	13
New Equity Award Section 2.03(a)	8
Owned Intellectual Property Section 3.14(a)(iii)	22
Parent Articles Section 4.01	31
Parent Board Section 4.03(a)	32
Parent By-laws Section 4.01	31
Parent Common Stock Section 2.01(c)	3
Parent Disclosure Letter Article IV	31
Parent Intellectual Property Section 4.16	41
Parent Material Adverse Effect Section 4.03(c)	33
Parent Plans Section 4.10(a)	36
Parent Preferred Stock Section 4.02(a)	32
Parent SEC Documents Section 4.05(a)	34
Parent Stock Plans Section 4.02(a)	32
Parent Termination Fee Section 8.02(b)	62
Parent Preamble	1
Patents Section 3.14(a)(i)	22
Permits Section 3.11(a)	16
Permitted Liens Section 9.03(d)	64

v

PAGE
Person Section 9.03(c)	64
Proxy Statement Section 3.07	14
Registered Trademark Section 3.14(b)(ii)	22
Release Section 3.17(b)(iv)	27
Representatives Section 5.02(a)	46
Restraints Section 7.01(d)	57
Sarbanes-Oxley Section 3.11(e)	17
Securities Act Section 3.05	12
Stock Consideration Section 2.01(c)	3
Subsidiary Section 9.03(e)	64
Substitute Warrant Section 2.03(b)	8
Surviving Entity Section 1.01	1
tax returns Section 3.13(k)	21
taxes Section 3.13(k)	21
Termination Date Section 8.01(b)(i)	59
Termination Fees Section 8.02(b)	62
Trademarks Section 3.14(a)(i)	22
Unregistered Trademark Section 3.14(b)(iii)	22

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 20, 2005, is by and among MGI PHARMA, INC., a Minnesota corporation (“Parent”), Granite Acquisition, Inc., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Guilford Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in order to induce the Company to enter into this Agreement, concurrently herewith, Parent and the Company are entering into a line of credit agreement in the form attached hereto as Exhibit C (the “Credit Agreement”) pursuant to which, among other things, Parent has agreed, subject to the terms and conditions set forth therein, to provide the Company with funds sufficient to operate the Company’s business in the ordinary course prior to the Closing Date (as defined herein); and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

     Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity in the Merger (the “Surviving Entity”) in accordance with the DGCL.

     Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

     Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

     Section 1.05 Certificate of Incorporation; By-Laws.

          (a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form attached hereto as Exhibit D, and, as so amended, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with its terms and applicable Law.

          (b) At the Effective Time, the by-laws of the Company shall be amended so as to read in its entirety in the form attached hereto as Exhibit E, and, as so amended, shall be the by-laws of the Surviving Entity until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

     Section 1.06 Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as the of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Entity. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, each to hold office until the earlier of his or her resignation or removal.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent
Entities; Exchange of Certificates; Company Stock Options

     Section 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or of shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”):

          (a) Shares of Merger Sub. Each issued and outstanding share of Merger Sub Common Stock immediately prior to the Merger shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

          (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), automatically shall be canceled and retired and shall cease to exist, and no shares of Parent Common Stock, cash or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and other than as provided in Section 2.02(k) with respect to shares of Company Common Stock held by persons who object to the Merger and comply with all provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal for their shares) shall be converted into and become the right to receive (i) $1.125 in cash (the “Cash Consideration”); plus (ii) a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) at an exchange ratio (the “Exchange Ratio”) as determined in accordance with this Section 2.01 (the “Stock Consideration”). The Cash Consideration and the Stock Consideration, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.02(e), is referred to collectively herein as the “Merger Consideration.”

          (i) If the Average Parent Stock Price (as defined below) is equal to or more than $ 31.7055 (the “Upper Limit”), then the Exchange Ratio shall be .0828 shares of Parent Common Stock for each share of Company Common Stock.

          (ii) If the Average Parent Stock Price is less than the Upper Limit, but more than $23.4345 (the “Lower Limit”), then the Exchange Ratio shall be equal to a fraction of a share of Parent Common Stock for each share of Company Common Stock determined by dividing 2.625 by the Average Parent Stock Price.

          (iii) If the Average Parent Stock Price is equal to or less than the Lower Limit, then the Exchange Ratio shall be 0.1120 shares of Parent Common Stock for each share of Company Common Stock.

     For the purposes of this Agreement, “Average Parent Stock Price” means the average of the closing sales price per share of Parent Common Stock as reported by NASDAQ National Market (“NASDAQ”) (or, if not reported thereby, as reported by any other authoritative source) on each of the five consecutive trading days immediately preceding the third trading day prior to the Closing Date.

     As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company

Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

     Section 2.02 Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Parent shall deposit with Wells Fargo Bank, N.A. or such other bank or trust company as may be designated by Parent, with the Company’s prior written consent, which shall not be unreasonably withheld or delayed (the “Exchange Agent”) for exchange in accordance with this Article II (i) cash and certificates representing the shares of Parent Common Stock to be delivered pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock, (ii) and from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.02(e) hereof and any dividends and other distributions pursuant to Section 2.02(c) hereof (such cash and shares of Parent Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the “Exchange Fund”).

          (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in customary form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for cash and/or certificates representing the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.02(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive as Stock Consideration pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II, including any Cash Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, (w) a certificate representing the proper number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II, (x) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II, including any Cash Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of cash and/or shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e). No interest will be paid or will accrue on the Merger Consideration or on any cash payable to holders of Certificates pursuant to Section 2.02(c) or (e).

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the share of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.02(e), shall be paid to any such holder, in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the holder thereof (i) at the time of such surrender, the amount of cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights in Company Common Stock. All Stock Consideration issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any Cash Consideration, any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of any fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (ii) In lieu of such fractional share interests, Parent shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (1) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (2) the Average Parent Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent and Parent shall cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Authority (as defined below), any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) in respect thereof shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. Any losses resulting from such investments shall not in any way diminish Parent’s and Merger Sub’s obligation to pay the full amount of the Merger Consideration.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder would be entitled pursuant to Section 2.02(e), in each case in accordance with the terms of this Agreement.

          (j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock. The Exchange Agent shall sell in the open market such shares of Parent Common Stock on behalf of the former holder of Company Common Stock as is necessary to satisfy such withholding obligation and shall pay such cash proceeds to the appropriate taxing authority.

          (k) Dissenting Shares. Notwithstanding Section 2.01(c), any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

     Section 2.03 Company Equity Awards and Warrants.

          (a) All stock options (the “Company Stock Options”) and restricted stock units (“Company RSUs” and, collectively, with Company Stock Options, “Company Equity Awards”) outstanding, whether or not exercisable and whether or not vested, at the Effective Time granted under the Company’s 1993 and 1998 Employee Share Option and Restricted Share Plans, the Company’s Directors Option Plan, the Company’s 2002 Plan, the Company’s 2002 Employee Stock Purchase Plan and the Dean J. Mitchell Employment

Inducement Equity Plan (collectively, the “Company Stock Plans”) and under agreements with consultants shall vest in full thirty (30) days prior to the Effective Time, and the holders shall have the right (subject to applicable limits in the Company Stock Plans) to exercise the Company Stock Options until immediately prior to the Effective Time; provided that, these events shall be conditioned upon the consummation of the Merger. At the Effective Time, all of the Company Equity Awards shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be terminated, and Parent shall have assumed the Company Stock Plans as of the Effective Time by virtue of this Agreement and without any further action by Parent. From and after the Effective Time, all references to the Company in the Company Stock Plans shall be deemed to refer to Parent. To the extent that the holder of a Company Equity Award is eligible to receive awards of stock options or restricted stock units for Parent Common Stock under the terms of the assumed Company Stock Plans, the holder shall receive an option or restricted stock unit for shares of Parent Common Stock, in such numbers of shares of Parent Common Stock, and with such vesting terms and exercise prices as Parent shall determine (each, a “New Equity Award”). Parent shall promptly file a Form S-8 or a post-effective amendment to the Company’s Forms S-8s to register all shares underlying New Equity Awards.

          (b) At the Effective Time, except as otherwise agreed between Parent and the holders thereof, all outstanding warrants to purchase shares of Company Common Stock (all such warrants of a warrant holder having the same exercise price, a “Company Warrant”) shall be converted into a warrant to acquire shares of Parent Common Stock on the terms and conditions as are applicable under such Company Warrant (all such new warrants of a warrant holder, a “Substitute Warrant”). At or prior to the Effective Time, the Company shall take all reasonable action, if any, necessary with respect to the applicable warrants or warrant agreements to permit the replacement of the outstanding Company Warrants by Parent pursuant to this Section.

          (c) As soon as reasonably practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a New Equity Award or Substitute Warrant a notice setting forth such holder’s rights pursuant thereto. Except as provided herein, Parent shall comply with the terms of all such New Equity Awards and Substitute Warrants. Parent shall take all actions with respect to the Company Stock Plans, the Company Equity Awards and the Company Warrants that are necessary to implement the provisions of this Section 2.03, including all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of New Equity Awards or Substitute Warrants pursuant to the terms set forth in this Section 2.03.

ARTICLE III

Representations and Warranties of the Company

     Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) or in the Company SEC Documents filed since January 31, 2005 (other than any information included in or provided as part of any risk factors, cautionary statements or other risk-based disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

     Section 3.01 Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives correct and complete copies of the minutes of all meetings of stockholders, the Company Board and each committee of the Company Board and the board of directors of each of its Subsidiaries held since December 31, 2001.

     Section 3.02 Subsidiaries. Section 3.02 of the Company Disclosure Letter lists all the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

     Section 3.03 Capital Structure.

          (a) The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share, including 300,000 shares designated as Series A junior participating preferred stock ( the “Company Preferred Stock”). At the close of business on July 15, 2005, (i) 46,638,788 shares of Company Common Stock were issued and 46,577,927 shares were outstanding, (ii) 60,861 shares of Company Common Stock were held by the Company in its treasury, (iii) 15,042,303 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and agreements with consultants and pursuant to Company Warrants (of which 7,116,011 shares of Company Common Stock were subject to outstanding Company Stock Options, 2,761,465 shares of Company Common Stock were subject to outstanding Company Warrants, 430,800 shares were subject to outstanding agreements with consultants and 629,542 shares of Company Common Stock were subject to outstanding Company RSUs), (iv) 11,114,423 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 5% Convertible Subordinated Notes due July 1, 2008 (the “Convertible Notes”) and (v) no shares of Company Preferred Stock were issued or outstanding.

          (b) The Company has delivered or made available to Parent a correct and complete list, as of July 15, 2005, of all outstanding Company Stock Options, Company Warrants and Company RSUs, and other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, whether or not a stock option is an incentive stock option, expiration dates and exercise prices thereof, in each case broken down as to each plan, agreement or other arrangement and as to each individual holder. Except as set forth above in this Section 3.03, at the close of business on July 15, 2005, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.03, there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (c) Except for the Convertible Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.03, (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

     Section 3.04 Authority; Noncontravention.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common

Stock (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). The Company Board, at a meeting duly called and held at which all of the directors of the Company were present in person or by telephone, unanimously adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement. The Company Board has taken all action necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No “fair price”, “merger moratorium”, “control share acquisition” or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company has amended the Stockholder Rights Agreement between the Company and American Stock Transfer & Trust Company dated September 26, 1995, as amended to date (the “Company Rights Plan”) so that (i) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the Rights (as defined therein) to become exercisable, (ii) cause Parent or any of its Affiliates or Associates (as each such term is defined in the Company Rights Plan) to become an Acquiring Person (as such term is defined in the Company Rights Plan) or (iii) give rise to a Stock Acquisition Date or a Distribution Date (as each such term is defined in the Company Rights Plan), and (b) the Rights will expire immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a true and complete copy of such amendment.

          (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, instrument or license (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or

(iii) subject to the governmental filings and other matters referred to in Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (c) For purposes of this Agreement, “Company Material Adverse Effect” shall mean any effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any effect relating to or resulting from (a) the economy or the financial markets in general, (b) the industry in which the Company and its Subsidiaries operate in general, or (c) the announcement of this Agreement or the transactions contemplated hereby (provided that the exclusion set forth in this clause (c) shall not apply to Section 3.04(b) hereof); provided that with respect to clauses (a) and (b), such effect (i) does not specifically relate to (or have the effect of specifically relating to) the Company and its Subsidiaries and (ii) is not more adverse to the Company and its Subsidiaries than to other companies operating in the industry in which the Company and its Subsidiaries operate. Notwithstanding the foregoing, the occurrence of one or more of the following events or conditions between the date of this Agreement and the Closing Date shall not give rise to a Company Material Adverse Effect: (A) adverse developments in the Company’s business due to losses from operations, inadequate cash reserves or reduced sales levels; (B) matters reasonably foreseeable resulting from the Company’s clinical trials, including adverse events or serious adverse events; and (C) loss of key personnel.

     Section 3.05 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (c) the Exchange Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any appropriate filings with and approvals of NASDAQ, (f) state securities or “blue sky” laws and (g) the applicable requirements of antitrust or other competition laws of other jurisdictions or investment laws relating to foreign ownership, if any, and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (h) above or listed in Section 3.05 of the Company Disclosure Letter are referred to herein as “Necessary Consents.”

     Section 3.06 Company SEC Documents; No Undisclosed Liabilities.

          (a) The Company has filed all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein) required to be filed by the Company with the SEC since December 31, 2001 (the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected by a later-filed Company SEC Document. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

          (b) Except (i) as set forth in Section 3.06(b) of the Company Disclosure Letter, (ii) as set forth in the financial statements included in the Company’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2004 or (iii) as incurred in the ordinary course of business since December 31, 2004, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect. Section 3.06(b) of the Company Disclosure Letter sets forth a description of the aggregate indebtedness (including guarantees of indebtedness of any other person) of the Company and its Subsidiaries outstanding as of June 30, 2005.

     Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

     Section 3.08 Absence of Certain Changes or Events. Since December 31, 2004, except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to Parent, Merger Sub and the Company’s financial and legal advisors, (b) as disclosed in the Company SEC Documents, or (c) as disclosed in Section 3.08 of the Company Disclosure Letter, there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.09 Litigation. There is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 3.10 Contracts.

          (a) Neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Company SEC Documents.

          (b) Except for Contracts filed in unredacted form as exhibits to the Company SEC Documents, and except for Contracts between the Company and its Subsidiaries or among Subsidiaries, Section 3.10(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all amendments, modifications, extensions, renewals, guaranties or other Contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information), of:

          (i) all Contracts of the Company or any of its Subsidiaries having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $1,000,000 on an annual basis;

          (ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of its Affiliates is bound, that contain a covenant materially restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

          (iii) all material Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries);

          (iv) any (A) Contract to which the Company or any of its Subsidiaries is a party granting any license to Intellectual Property of the Company or any of its Subsidiaries that involves payments by the Company or any of its Subsidiaries with respect to such license of more than $500,000 on an annual basis, and (B) other license (other than real estate) having an aggregate value per license, or involving payments by the Company or any of its Subsidiaries, of more than $500,000 on an annual basis;

          (v) all confidentiality agreements (other than those entered into in the ordinary course of business), agreements by the Company not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of the Company;

          (vi) any Contract having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of or loss of benefit under any such Contract;

          (vii) all material joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party;

          (viii) any Contract with a Governmental Authority which imposes any material obligation or restriction on the Company or its Subsidiaries;

          (ix) all leases, subleases, licenses or other Contracts pursuant to which the Company or any of its Subsidiaries use or hold any material property involving payments by or to the Company or any of its Subsidiaries of more than $500,000 on an annual basis;

          (x) all material outsourcing Contracts;

          (xi) all Contracts with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $500,000 on an annual basis;

          (xii) all Contracts providing for the indemnification by the Company or any of its Subsidiaries of any person, except for any such Contract that (i) is not material to the Company or any of its Subsidiaries and (ii) was entered into in the ordinary course of business; and

          (xiii) all Contracts pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness of any other person (other than the Company or any of its Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $1,000,000 on an annual basis and excluding trade payables arising in the ordinary course of business).

          (c) (i) None of the Company or any of its Subsidiaries (x) is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or (y) has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or any of its properties or other assets is subject, and (ii) to the Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Contract except for violations, breaches, defaults, waivers or failures to enforce rights or benefits covered by clauses (i) or (ii) above that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.11 Compliance with Laws»

          (a) The Company and each of its Subsidiaries has been since December 31, 2001 and is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to it, its properties or other assets or its business or operations, except where any failures to be in compliance have not had and would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. The Company and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary to carry on their businesses as now conducted, and there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Assuming all Closing Consents (as defined below) are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit.

          (b) Since December 31, 2001, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party service provider acting on behalf of the Company or any of its Subsidiaries, in connection services rendered by the third party service provider to the Company or any of its Subsidiaries, has received, or otherwise has any Knowledge of, any written notice from any Governmental Authority that (y) alleges any material noncompliance (or that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable material Law, or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.

          (c) Since December 31, 2001, except as disclosed in Section 3.11(c) of the Company Disclosure Letter, the Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority.

          (d) The Company and its Subsidiaries have implemented policies, procedures and/or programs designed to provide reasonable assurance that its agents and employees are in material compliance with all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices.

          (e) The Company and each of its employees are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (“Sarbanes-Oxley”) and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has previously disclosed to Parent all of the information required to be disclosed by the Company and its officers and employees, including the Company’s chief executive officer and chief financial officer, to the Company Board or any committee thereof as a result of potential significant deficiencies, material weaknesses or fraud. The Company and each of its Subsidiaries maintain systems of disclosure controls and procedures, internal control over financial reporting and internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the Company and such Subsidiary.

     Section 3.12 Employee Benefit Plans.

          (a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of: all “employee benefit plans” (as defined in Section 3(3) of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, Company Stock Plans, individual stock option agreements to which the Company is a party granting stock options to acquire Company Common Stock that have not been granted under a Company Stock Plan, incentive and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its Subsidiaries (the “Employees”) (collectively, the “Company Plans”).

          (b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) material written communications to employees generally.

          (c) The Company Plans have been maintained in material accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (d) To the Company’s Knowledge, the Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (e) None of the Company, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

          (g) To the Company’s Knowledge, there are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (h) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law, and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (i) Except as set forth in Section 3.12(i) of the Company Disclosure Letter (to the extent applicable, in each case broken down as to each item, and the individual and amount involved), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Company Stockholder Approval or the Merger, will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan. Except as set forth in Section 3.12(i) of the Company Disclosure Letter, since January 1, 2005, the Company, including the Company Board, any committee thereof and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of Senior Vice President or higher of the Company.

          (j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement.

          (k) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 3.12(c) hereof (without regard to any materiality or Company Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (l) Except as set forth in Section 3.12(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

     Section 3.13 Taxes.

          (a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid.

          (b) All taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. No reductions have been made to the December 31, 2004 current tax reserve and valuation allowance previously reported to Parent.

          (c) The income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (the “IRS”) (or, to the Knowledge of the Company, the applicable statute of limitations has expired) for all years through 2001. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

          (e) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or (ii) any material liability for the taxes of any other person (other than the Company or any of its Subsidiaries) under any state, local or foreign law, as a transferee or successor, by contract, or otherwise.

          (f) Except as set forth in Section 3.13(f) of the Company Disclosure Letter, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any Federal, state or local income or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. No issue has been raised by any taxing authority in any presently pending tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income or other material taxes.

          (g) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

          (h) The Company has made available to Parent correct and complete copies of (i) all income and franchise tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise taxes of the Company or any of its Subsidiaries.

          (i) No Liens for material taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Liens for taxes not yet due.

          (j) All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

          (k) For purposes of this Agreement, (i) “taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “tax returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Section 3.14 Intellectual Property; Software.

          (a) For the purposes of this Agreement:

          (i) “Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including provisional applications, and statutory invention registrations (“Patents”), (b) trademarks, service marks, trade dress, logos and other source identifiers, including registrations and applications for registration thereof (“Trademarks”), (c) copyrights, including registrations and applications for registration thereof (“Copyrights”), (d) internet domain names, including registrations and applications for registration thereof (“Domain Names”), (e) rights of privacy, publicity and endorsement and (f) all other rights associated therewith in any jurisdiction.

          (ii) “License(s)” means all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party: (A) with respect to Owned Intellectual Property licensed to any third party and (B) pursuant to which a third party has licensed any Licensed Intellectual Property to the Company or any of its Subsidiaries as of the date hereof (excluding commercial off-the-shelf or shrink wrap licenses of computer software).

          (iii) “Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries, including all Owned Intellectual Property listed on Section 3.14(b) of the Company Disclosure Letter, used in or necessary for the business of the Company or its Subsidiaries as currently conducted.

          (iv) “Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any of its Subsidiaries by a third party pursuant to a License or Licenses and used in or necessary for the business of the Company or its Subsidiaries as currently conducted.

          (b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof and the Closing Date, of the following to the extent included within the Owned Intellectual Property

          (i) Patents for the Company and its Subsidiaries, including: (A) issued Patents and for each, its number, issue date, and title for each jurisdiction in which such Patent has been issued; and (B) Patent applications (including provisional applications, divisional applications, continuation applications, re-examination applications, reissue applications and interference proceedings) and for each, the application number, date of filing, and title for each jurisdiction in which such Patent application is pending;

          (ii) Trademarks registered by the Company or any of its Subsidiaries (each a “Registered Trademark”), the registration number thereof, the date of registration and the jurisdiction in which such Registered Trademark is registered;

          (iii) material Trademarks used by the Company or any of its Subsidiaries but not registered (each an “Unregistered Trademark”), the application serial number thereof (if any), the date of filing, and the jurisdiction in which such application was filed;

          (iv) Copyrights registered by the Company or any of its Subsidiaries (each a “Registered Copyright”), the registration number thereof, the date of registration and the jurisdiction in which such Registered Copyright is registered;

          (v) applications for registration of Copyrights and the dates and jurisdictions in which such applications were filed; and

          (vi) Domain Names and applications for registration thereof.

          Section 3.14(a)(ii)(B) of the Company Disclosure Letter also lists each material License for Licensed Intellectual Property and, to the extent set forth in such Licenses, the U.S. and foreign patents and patent applications and their respective patent numbers, issue dates and titles relating to such Licensed Intellectual Property as of the date hereof and the Closing Date.

          (c) Except as set forth in Section 3.14(c) of the Company Disclosure Letter, the use of the Owned Intellectual Property and the Licensed Intellectual Property, in each case in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, to the Knowledge of the Company and its Subsidiaries, does not infringe or misappropriate the Intellectual Property rights of any third party, and to the Knowledge of the Company and its Subsidiaries, no claim is pending or threatened against the Company or its Subsidiaries alleging any of the foregoing. Except as listed on Section 3.14(b) of the Company Disclosure Letter, no right, license, lease, consent or other agreement is required with respect to any material Intellectual Property for the conduct of the business of the Company and its Subsidiaries as currently conducted that has not already been obtained. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, none of the Patents listed in Section 3.14(b) of the Company Disclosure Letter is currently involved in any interference, reexamination, or opposition proceeding. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, none of the Registered Trademarks, Unregistered Trademarks or registrations or applications therefore listed in Section 3.14(b) of the Company Disclosure Letter is currently involved in any opposition, cancellation, nullification, interference, or concurrent use proceeding.

          (d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole or joint owner of the entire right, title and interest in and to each item of the Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. Except where the failure thereof would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries is entitled to use the Owned Intellectual Property and Licensed Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, subject in the case of the Licensed Intellectual Property, to the terms of any Licenses for such Licensed Intellectual Property.

          (e) The Owned Intellectual Property and Licensed Intellectual Property include all of the material Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. Except as set forth in Section 3.14(e) of the Company Disclosure Letter, the Patents (excluding patent applications) included in the Owned Intellectual Property and Licensed Intellectual Property are, to the Knowledge of the Company and its Subsidiaries, (i) in good standing, and (ii) have not been adjudged invalid or unenforceable in whole or part.

          (f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, no legal proceedings are pending or, to the Knowledge of the Company, are overtly threatened against the Company or its Subsidiaries (i) challenging or seeking to deny or restrict the use of any of the Owned Intellectual Property or Licensed Intellectual Property, or (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party.

          (g) Maintenance fee(s), annuity fee(s) or renewal fee payment(s) for each jurisdiction in which each issued Patent, Patent application, Registered Trademark, Unregistered Trademark application, Registered Copyright, Copyright application, Domain Name or Domain Name application has issued or is pending have been timely paid, except in each case where the failure to do so would not be reasonably expected to have a Company Material Adverse Effect.

          (h) To the Knowledge of the Company and its Subsidiaries, no third party is engaging in any activity that infringes or misappropriates the Owned Intellectual Property or Licensed Intellectual Property in any respect that would reasonably be expected to have a Company Material Adverse Effect. Section 3.14(h) of the Company Disclosure Letter lists each License in which Company or its Subsidiaries have granted to a third party exclusive rights in any Owned Intellectual Property.

          (i) The Company has delivered or made available to Parent true and complete copies of issued Patents, Patent applications, and all applications and registrations for the Trademarks, Copyrights, and Domain Names listed or described in Section 3.14(b) of the Company Disclosure Letter.

          (j) The Company and its Subsidiaries have used commercially reasonable efforts to maintain their trade secrets in confidence.

          (k) Except in each case where such action would not reasonably be likely to have a Company Material Adverse Effect, to the Knowledge of the Company and its Subsidiaries, (i) there has been no misappropriation of any trade secrets or other confidential information of the Company or its Subsidiaries by any Person, (ii) no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets of any other Person, in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Owned Intellectual Property or Licensed Intellectual Property.

          (l) Except where the failure thereof would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have secured written assignments from all current and former consultants and employees who contributed to the creation or development of Owned Intellectual Property of such Person’s ownership interest therein. To the Knowledge of the Company and its Subsidiaries, none of the employees of the Company or its Subsidiaries and none of their consultants is in violation thereof. Except where the failure thereof would not reasonably be expected to have a Company Material Adverse Effect, all employees of, consultants to or vendors of the Company or any of its Subsidiaries are parties to written agreements under which each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company and its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, none of the employees, consultants or vendors of the Company or any of its Subsidiaries is in violation of such agreements.

          (m) Except where the failure thereof would not reasonably be expected to have a Company Material Adverse Effect or as otherwise set forth in Section 3.14(m) of the Company Disclosure Letter and except for any applicable Contracts filed in unredacted form as exhibits to the Company SEC Documents, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of the Company’s or its Subsidiaries’ rights to own or retain a license to any of the Owned Intellectual Property or Licensed Intellectual Property used in the conduct of business of the Company and its Subsidiaries, taken as a whole, as currently conducted, or (ii) the inability of the Company or its Subsidiaries to transfer such rights to Parent or the Surviving Entity pursuant to the terms of this Agreement immediately following the Closing.

     Section 3.15 Supply Arrangements. There are no facts or circumstances that have caused a Company Material Adverse Effect or are reasonably likely to cause a Company Material Adverse Effect on the continued supply (either for clinical purposes or in bulk) of the active ingredients of the compounds, product candidates or products of the Company or its Subsidiaries currently used in clinical trials.

     Section 3.16 Properties and Assets. Neither the Company nor its Subsidiaries owns any real property. Section 3.16 of the Company Disclosure Letter sets forth the address of each parcel of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixture or other interest in real property held by or for the Company or its Subsidiaries (the “Leased Real Property”). Section 3.16 of the Company Disclosure Letter sets forth all sublicenses, licenses and other grants by the Company or any of its Subsidiaries to any person of the right to use or occupy such Leased Real Property or any portion thereof involving, in any such case, payments of more than $250,000 annually. The Company and each of its Subsidiaries has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, tangible and intangible) necessary to enable the Company and its Subsidiaries to conduct their business as currently conducted, except where the failure to have such title or rights would not result in a Company Material Adverse Effect.

     Section 3.17 Environmental Matters.

          (a) Except as would not reasonably be expected to have a Company Material Adverse Effect in the case of clauses (a)(iii), (iv) and (v) below (it being agreed that clauses (a)(i) and (ii) below shall not be qualified by a Company Material Adverse Effect), except as set forth on Schedule 3.17, (i) neither the Company nor any of its Subsidiaries have received any material written notice, demand, request for information by a Governmental Entity, citation, summons, complaint or order pursuant to Environmental Laws for which the Company or any of its Subsidiaries has or may have retained or assumed liability, (ii)(A) no material action, claim, suit, or proceeding brought by any person pursuant to Environmental Law is pending, and (B) to the Knowledge of the Company or any of its Subsidiaries, no material investigation or review under Environmental Laws is pending and no material action, claim, suit, proceeding, investigation or review under Environmental Law is threatened by any person against, the Company or any of its Subsidiaries, in each case (A) and (B), for which the Company or any of its Subsidiaries has or may have retained or assumed liability; (iii)(A) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under Environmental Laws, and (B) to the knowledge of the Company and its Subsidiaries, there is no reasonable basis to believe, based on current operations, that such authorizations will not be granted or extended in the ordinary course or that any grant or extension would cause the Company or Subsidiaries to materially limit future operations of the business or incur a material operating expense except for operating expenses arising in the ordinary course of business consistent with past practice; (iv) the Company and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of the Company or any of its Subsidiaries, no existing facts, circumstances or conditions relating to, arising from, or associated with (A) any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon or (B) any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in Environmental Liabilities; (v) with respect to any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries, (A) there have been no Releases of Hazardous Materials by the Company or any Subsidiary except in compliance, in all material respects, with applicable Environmental Laws, and (B) there have been no Releases of Hazardous Materials that have or are reasonably likely to result in a liability of the Company or its Subsidiaries under the Environmental Laws; (vi) no real property currently or formerly owned or leased by the Company or its Subsidiaries is listed on the National Priorities List or any other public list, schedule, log, inventory or record maintained by any governmental agency with respect to sites from which there has been a Release or threatened Release of Hazardous Materials; and (vii) neither the Company nor any Subsidiary owns or operates any underground or aboveground storage tanks located on any real property currently owned, operated or leased by the Company or any Subsidiary.

     (b) As used in this Agreement, (i) the term “Environmental Laws” means applicable Federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the protection of human health as it relates to Hazardous Materials exposure or the environment;

               (ii) the term “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (A) arise under applicable Environmental Laws or with respect to Hazardous Materials and (B) relate to actions occurring or conditions existing on or prior to the Closing Date;

               (iii) the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (A) petroleum, asbestos or polychlorinated biphenyls and (B) in the United States, any substance defined as a “hazardous substance,” “oil,” “pollutant” or “contaminant” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5;

               (iv) the term “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

          (c) Notwithstanding any other provision of this Agreement, this Section 3.17 sets forth the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Environmental Laws, Environmental Liabilities, Hazardous Materials and other environmental matters.

     Section 3.18 Transactions with Related Parties. Except as set forth in Section 3.18 of the Company Disclosure Letter, since December 31, 2004, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

     Section 3.19 Regulatory Compliance. To the extent applicable to the Company and its Subsidiaries:

          (a) All products currently being manufactured, distributed or developed by the Company or its Subsidiaries, or by any other person (a “Collaborative Partner”) pursuant to a collaboration arrangement (other than an arrangement that is solely a license to market, distribute or sell products in a specified territory) with the Company or its Subsidiaries (a “Collaboration”), that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”) are, or in the case of such manufacture, distribution or development by a Collaborative Partner pursuant to a Collaboration, to the Knowledge of the Company and its Subsidiaries are, being developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act 21 U.S.C. §§301 et. seq.

(“FDCA”), the Public Health Service Act 42 U.S.C. §§201 et. seq., their implementing regulations, and all applicable similar state and foreign regulatory requirements of any Governmental Authority, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new product, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (b) All preclinical trials and clinical trials conducted by or on behalf of the Company or its Subsidiaries have been, and are being, conducted in compliance with the requirements of Good Laboratory Practice and Good Clinical Practice requirements contained in 21 C.F.R. Part 58 and Part 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (c) All manufacturing operations conducted by or for the benefit of the Company or its Subsidiaries have been and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, 21 C.F.R. Parts 210, 211 and 606. In addition, the Company and its Subsidiaries are in compliance with all registration and listing requirements set forth in 21 U.S.C. §360 and 21 C.F.R. Part 207 and all similar laws, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (d) None of the Company’s or its Subsidiaries’ products, and no products of a Collaboration, have been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Authority, by the Company, one of its Subsidiaries, a Collaborative Partner, or by any licensee, distributor or marketer of any such products, in the United States or outside of the United States.

          (e) The Company, its Subsidiaries, and to the Knowledge of the Company and its Subsidiaries, their Collaborative Partners, have not received any notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any of their products, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any of their products.

          (f) To the Knowledge of the Company and its Subsidiaries, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding with respect to a recall, suspension or discontinuance of any of its products or the products of a Collaboration.

          (g) As to the products of the Company or its Subsidiaries, and the products of a Collaboration, for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries, and to the Knowledge of the Company and its Subsidiaries, their Collaborative Partners, are in compliance with 21 U.S.C. §§ 355, Section 262 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. As to each such drug, the Company, its Subsidiaries and any relevant Collaborative Partner, and the officers, employees or agents of the Company, its Subsidiaries and any relevant Collaborative Partner, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) and the list described in 21 U.S.C. § 335a(k)(2) and each such certification and list was true, complete and correct in all material respects when made.

          (h) The Company and its Subsidiaries, and to the Knowledge of the Company and its subsidiaries, their Collaborative Partners have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, the Company and its Subsidiaries, and to the Knowledge of the Company and its Subsidiaries, their Collaborative Partners and all officers, key employees or agents of the Company, its Subsidiaries or of any Collaborative Partner, have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under 21 U.S.C. Section 335a or 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

     Section 3.20 Products.

          (a) Set forth in Section 3.20 to the Company Disclosure Letter is a complete and accurate list of all of the Company’s and its Subsidiaries’ products or product candidates, noting, where applicable, those products or product candidates where the FDA and/or other regulatory approval has been applied for and/or received, and listing the approval obtained and application made. For those products or product candidates listed in Section 3.20 to the Company Disclosure Letter as receiving FDA and/or other regulatory approval, such approval is in good standing, has not been revoked, rescinded, amended or modified, and to the Company’s and its Subsidiaries’ Knowledge, no event has occurred or notification received by the Company or its Subsidiaries from the FDA, a notified body or any other party that would materially adversely affect or otherwise jeopardize the FDA or other regulatory approval status of such products or product candidates. No applications made or other materials submitted by the Company or its Subsidiaries to the FDA or a notified body contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. For the purposes of this Agreement, “product candidates” means compounds on which investigational new drug applications have been filed with the FDA.

          (b) The product registration files and dossiers of the Company and its Subsidiaries have been maintained in accordance with reasonable industry standards. The Company and its Subsidiaries have in their possession copies of all the material documentation filed in connection with filings made by the Company or its Subsidiaries for regulatory approval or registration of the products or product candidates of the Company or its Subsidiaries, as the case may be. To the Knowledge of the Company and its Subsidiaries, the filings made by the Company or its Subsidiaries for regulatory approval or registration of the products or product candidates of the Company or its Subsidiaries did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

          (c) Except as set forth in Section 3.20 of the Company Disclosure Letter, the development and commercialization of:

          (i) that certain product candidate known as Aquavan, including both IV and oral formulations, is, as of the time of execution of this Agreement, unencumbered by obligations between the Company, its subsidiaries and all third parties.

          (ii) that certain product known as Gliadel is, at the time of execution of this Agreement, unencumbered by obligations between the Company, its subsidiaries and all third parties.

          (iii) that certain product candidate known as Aggrastat, is, as of the time of execution of this Agreement, unencumbered by obligations between the Company, its subsidiaries and all third parties.

     Section 3.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than UBS Securities LLC, the fees and expenses of which will be paid by the Company in accordance with the Company’s agreement with such firm (a complete copy of which has heretofore been made available to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

     Section 3.22 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, a complete copy of which opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

     Section 3.23 No Other Representations or Warranties.

          (a) Except for the representations and warranties contained in Article III of this Agreement, Parent acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent. Except in the case of fraud or willful misrepresentation, neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent or any other person resulting from the distribution to Parent, or use by Parent of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms,” confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

     (b) In connection with the investigation by Parent of the Company and its Subsidiaries, Parent has received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans.)

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

     Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that, any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) or in the Parent SEC Documents filed since January 31, 2005 (other than any information included in or provided as part of any risk factors, cautionary statements or other risk-based disclosure), Parent and Merger Sub represent and warrant to the Company as follows:

     Section 4.01 Organization, Standing and Corporate Power. Each of Parent, its Subsidiaries and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of its Articles of Incorporation (the “Parent Articles”) and By-laws (the “Parent By-laws”) and the articles of incorporation and by-laws or comparable organizational documents) of each of its Subsidiaries and Merger Sub, in each case as amended to the date of this Agreement. Parent has made available to the Company and its representatives correct and complete copies of the minutes of all meetings of stockholders, the Parent Board and each committee of the Parent Board and the board of directors of each of its Subsidiaries held since December 31, 2001.

     Section 4.02 Capital Structure.

          (a) The authorized capital stock of Parent consists of 140,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on July 15, 2005, (i) 71,901,863 shares of Parent Common Stock were issued and outstanding, (ii) 1,219,807 shares of Parent Common Stock were reserved for issuance (including shares underlying outstanding stock options and shares available for future grant) pursuant to the 1994 Stock Incentive Plan, 1997 Stock Incentive Plan, as amended, 1993 Nonemployee Director Stock Option Plan, Deferred Compensation Plan for Nonemployee Directors, 1999 Nonemployee Director Stock Option Plan, as amended, Amended and Restated Employee Stock Purchase Plan (collectively, the “Parent Stock Plans”), (iii) 8,269,946 shares of Parent Common Stock were reserved for issuance upon conversion of the Senior Subordinated Convertible Notes due 2024 and (iv) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above in this Section 4.02(a), at the close of business on July 15, 2005, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued (including shares of Parent Common Stock to be issued in accordance with this Agreement) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Senior Subordinated Convertible Notes due 2024, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

          (b) The authorized equity interests of Merger Sub consist of 100 shares of common stock, par value $.01 (“Merger Sub Stock”). All of the issued and outstanding shares of Merger Sub Stock are owned by Parent. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any Merger Sub Stock to any person, other than Parent.

     Section 4.03 Authority; Noncontravention.

          (a) Each of Parent and Merger Sub has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). As of the date hereof, the board of directors of Parent (the “Parent Board”), at a meeting duly called and held, duly and unanimously adopted resolutions, approving this Agreement, the Merger and the other transactions contemplated by this Agreement.

          (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, any of its Subsidiaries or Merger Sub under (i) the Parent Articles or Parent By-laws or the comparable organizational documents of any of its Subsidiaries or Merger Sub, (ii) any Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.04 hereof, any Law applicable to Parent, any of its Subsidiaries or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (c) For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any effect that is materially adverse to the business, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, other than any effect relating to or resulting from (a) the economy or the financial markets in general, (b) the industry in which Parent and its Subsidiaries operate in general or (c) the announcement of this Agreement or the transactions contemplated hereby (provided that the exclusion set forth in this clause (c) shall not apply to Section 4.03(b) hereof); provided that with respect to clauses (a) and (b), such effect (i) does not specifically relate to (or have the effect of specifically relating to) to Parent and its Subsidiaries and (ii) is not more adverse to Parent and its Subsidiaries than to other companies operating in the industry in which Parent and its Subsidiaries operate. Notwithstanding the foregoing, the occurrence of one or more of the following events or conditions between the date of this Agreement and the Closing Date shall not give rise to a Parent Material Adverse Effect: (A) adverse developments in Parent’s business due to losses from operations, inadequate cash reserves or reduced sales levels; (B) matters reasonably foreseeable resulting from Parent’s clinical trials, including adverse events or serious adverse events; and (C) loss of key personnel.

     Section 4.04 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent, any of its Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) Necessary Consents and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 4.05 Parent SEC Documents.

          (a) Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by Parent with the SEC since December 31, 2001 (such documents, the “Parent SEC Documents”). No Subsidiary of Parent is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Parent SEC Document has been corrected by a later-filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

          (b) Except (i) as set forth in the financial statements included in Parent’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2004 or (ii) as incurred in the ordinary course of business since December 31, 2004, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.06 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Form S-4 or the Proxy

Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

     Section 4.07 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to the Company or (b) as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.08 Litigation. There is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 4.09 Compliance with Laws.

          (a) Parent and each of its Subsidiaries has been since December 31, 2001 and is in compliance with all Laws applicable to it, its properties or other assets or its business or operations, except where any failures to be in compliance have not had or would not reasonably be expected to have individually or in the aggregate a Parent Material Adverse Effect. Parent and its Subsidiaries have in effect all material Permits necessary to carry on their businesses as now conducted, and there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit. There is no event which has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to cause a Parent Material Adverse Effect. Assuming all Closing Consents are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit.

          (b) Since December 31, 2001, (i) neither Parent nor any of its Subsidiaries has received, or otherwise has any Knowledge of, any written notice from any Governmental Authority that (y) alleges any material noncompliance (or that Parent or any of its Subsidiaries is under investigation or the subject of a formal inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable material Law, or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit; and (ii) neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any

Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.

          (c) Since December 31, 2001, Parent and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority.

          (d) Parent and its Subsidiaries have implemented policies, procedures and/or programs designed to provide reasonable assurance that its agents and employees are in material compliance with all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices.

          (e) Parent and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of Sarbanes-Oxley and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Parent has previously disclosed to the Company all of the information required to be disclosed by Parent and its officers and employees, including Parent’s chief executive officer and chief financial officer, to the Parent Board or any committee thereof as a result of potential significant deficiencies, material weaknesses or fraud. Parent and each of its Subsidiaries maintain systems of disclosure controls and procedures, internal controls over financial reporting and internal accounting controls sufficient to comply with all legal and accounting requirements applicable to Parent and such Subsidiary.

     Section 4.10 Employee Benefit Plans.

          (a) All “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, Parent Stock Plans, individual stock option agreements to which the Parent is a party granting stock options to acquire Parent Common Stock that have not been granted under a Parent Stock Plan, incentive and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of Parent or any of its Subsidiaries (collectively, the “Parent Plans”) have been maintained in material accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither Parent (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Parent Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Parent Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) To the Knowledge of Parent, the Parent Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (c) To the Knowledge of Parent, there are no pending actions, claims or lawsuits that have been asserted or instituted against the Parent Plans, the assets of any of the trusts under the Parent Plans or the sponsor or administrator of any of the Parent Plans, or against any fiduciary of the Parent Plans with respect to the operation of any of the Parent Plans (other than routine benefit claims), nor does Parent have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.11 No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     Section 4.12 No Parent Vote Required. No vote or other action of the stockholders of Parent is required by Law, the Parent Articles or the Parent By-laws or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

     Section 4.13 Taxes.

          (a) Except as otherwise described herein with respect to Canadian Goods and Services Tax (“GST”), Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. Except as otherwise described herein with respect to GST, all taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by Parent or any of its Subsidiaries, have been timely paid. Parent has entered into a licensing agreement with Pfizer Canada, Inc. pursuant to which Pfizer Canada, Inc. is responsible for reimbursing Parent for Parent’s GST liability with respect to the royalty payments. Parent has neither timely filed the GST returns nor remitted the tax with respect to the GST liability for the periods July 1, 2002 through June 30, 2005. Parent expects to file these returns and pay the GST, and related interest and penalties, by September 30, 2005. Parent expects that the amount of GST, interest and penalties will be approximately U.S. $130,000, of which U.S. $110,000 in GST will be reimbursed by Pfizer under the royalty agreement.

          (b) All taxes due and payable by Parent and its Subsidiaries have been adequately provided for in the financial statements of Parent and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. No reductions have been made to the December 31, 2004 current tax reserve and valuation allowance previously reported to the Company.

          (c) The income tax returns of Parent and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the IRS (or, to the Knowledge of Parent, the applicable statute of limitations has expired) for all years through 2000. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (d) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

          (e) Neither Parent nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Parent is the common parent or (ii) any material liability for the taxes of any other person (other than Parent or any of its Subsidiaries) under any state, local or foreign law, as a transferee or successor, by contract, or otherwise.

          (f) MGI Pharma Biologics, Inc. a Subsidiary of Parent, is undergoing a pending sales and use tax audit being conducted by the Commonwealth of Massachusetts for the tax years 1997 through 2003, and Parent expects that the amount of the claim for taxes, interest and penalties will be approximately $175,000. With the exception of the preceding sales and use tax audit, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any Federal, state or local income or other material taxes of Parent or any of its Subsidiaries, and no written notice thereof has been received by Parent or any of its Subsidiaries. No issue has been raised by any taxing authority in any presently pending tax audit that could be material and adverse to Parent or any of its Subsidiaries for any period after the Effective Time. Neither Parent nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income or other material taxes.

          (g) There are no unresolved outstanding written claims that could give rise to material taxes by a taxing authority in a jurisdiction where Parent or any of its Subsidiaries does not file tax returns that Parent or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

          (h) No Liens for material taxes exist with respect to any properties or other assets of Parent or any of its Subsidiaries, except for Liens for taxes not yet due.

          (i) All material taxes required to be withheld by Parent or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

     Section 4.14 Regulatory Compliance. To the extent applicable to Parent and its Subsidiaries:

          (a) All products currently being manufactured, distributed or developed by Parent or its Subsidiaries, or by any Collaborative Partner pursuant to a

Collaboration, that are subject to the jurisdiction of the FDA are, or in the case of such manufacture, distribution or development by a Collaborative Partner pursuant to a Collaboration, to the Knowledge of Parent and its Subsidiaries are, being developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the FDCA, the Public Health Service Act 42 U.S.C. §§201 et. seq., their implementing regulations, and all applicable similar state and foreign regulatory requirements of any Governmental Authority, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new product, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) All preclinical trials and clinical trials conducted by or on behalf of Parent or its Subsidiaries have been, and are being, conducted in compliance with the requirements of Good Laboratory Practice and Good Clinical Practice requirements contained in 21 C.F.R. Part 58 and Part 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (c) All manufacturing operations conducted by or for the benefit of Parent or its Subsidiaries have been and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, 21 C.F.R. Parts 210, 211 and 606. In addition, Parent and its Subsidiaries are in compliance with all registration and listing requirements set forth in 21 U.S.C. §360 and 21 C.F.R. Part 207 and all similar laws, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (d) None of Parent’s or its Subsidiaries’ products, and no products of a Collaboration, have been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Authority, by Parent, one of its Subsidiaries, a Collaborative Partner, or by any licensee, distributor or marketer of any such products, in the United States or outside of the United States.

          (e) Parent, its Subsidiaries, and to the Knowledge of Parent and its Subsidiaries, their Collaborative Partners, have not received any notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any of their products, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any of their products.

          (f) To the Knowledge of Parent and its Subsidiaries, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding with respect to a recall, suspension or discontinuance of any of its products or the products of a Collaboration.

          (g) As to the products of Parent or its Subsidiaries, and the products of a Collaboration, for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, Parent and its Subsidiaries, and to the Knowledge of Parent and its Subsidiaries, their Collaborative

Partners, are in compliance with 21 U.S.C. §§ 355, Section 262 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. As to each such drug, Parent, its Subsidiaries and any relevant Collaborative Partner, and the officers, employees or agents of Parent, its Subsidiaries and any relevant Collaborative Partner, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) and the list described in 21 U.S.C. § 335a(k)(2) and each such certification and list was true, complete and correct in all material respects when made.

          (h) Parent and its Subsidiaries, and to the Knowledge of Parent and its subsidiaries, their Collaborative Partners have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, Parent and its Subsidiaries, and to the Knowledge of Parent and its Subsidiaries, their Collaborative Partners and all officers, key employees or agents of Parent, its Subsidiaries or of any Collaborative Partner, have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under 21 U.S.C. Section 335a or 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

     Section 4.15 Products.

          (a) Set forth in Section 4.15 to Parent Disclosure Letter is a complete and accurate list of all of Parent’s and its Subsidiaries’ products or product candidates, noting, where applicable, those products or product candidates where the FDA and/or other regulatory approval has been applied for and/or received, and listing the approval obtained and application made. For those products or product candidates listed in Section 4.15 to Parent Disclosure Letter as receiving FDA and/or other regulatory approval, such approval is in good standing, has not been revoked, rescinded, amended or modified, and to Parent’s and its Subsidiaries’ Knowledge, no event has occurred or notification received by Parent or its Subsidiaries from the FDA, a notified body or any other party that would materially adversely affect or otherwise jeopardize the FDA or other regulatory approval status of such products or product candidates. No applications made or other materials submitted by Parent or its Subsidiaries to the FDA or a notified body contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (b) The product registration files and dossiers of Parent and its Subsidiaries have been maintained in accordance with reasonable industry standards. Parent and its Subsidiaries have in their possession copies of all the material documentation filed in connection with filings made by Parent or its Subsidiaries for regulatory approval or registration of the products or product candidates of Parent or its Subsidiaries, as the case may be. To the Knowledge of Parent and its Subsidiaries, the filings made by Parent or its Subsidiaries for regulatory approval or registration of the products or product candidates of Parent or its

Subsidiaries did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

     Section 4.16 Intellectual Property. To the Knowledge of Parent and its Subsidiaries, they own free and clear of all Liens or have a valid license to all Intellectual Property necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted (“Parent Intellectual Property”). To the Knowledge of the Parent and its Subsidiaries, the use of the Owned Intellectual Property and the Licensed Intellectual Property, in each case in connection with the operation of the business of the Parent and its Subsidiaries as currently conducted, does not infringe or misappropriate the Intellectual Property rights of any third party in any material respect, and to the Knowledge of the Parent and its Subsidiaries, no claim is pending or threatened against the Parent or its Subsidiaries alleging any of the foregoing. The patents (excluding patent applications) included in the Parent Intellectual Property are, to the Knowledge of the Parent and its Subsidiaries, (i) in good standing, and (ii) have not been adjudged invalid or unenforceable in whole or part. No legal proceedings are pending or, to the knowledge of the Parent, are overtly threatened against the Parent or its Subsidiaries (i) challenging or seeking to deny or restrict the use of any of the Parent Intellectual Property, or (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Parent or any Subsidiary infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of the Parent and its Subsidiaries, no third party is engaging in any activity that infringes or misappropriates the Parent Intellectual Property in any material respect. The Parent and its Subsidiaries have used commercially reasonable efforts to maintain their trade secrets in confidence.

     Section 4.17 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent in accordance with Parent’s agreements with such firm, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.

     Section 4.18 Financing. Parent or Merger Sub has on the date hereof and will have at the Effective Time sufficient cash, assets readily convertible into cash and borrowing availability under committed credit facilities to consummate the Merger (including payment of the Cash Consideration) and the transactions contemplated hereby on a timely basis in accordance with this Agreement.

     Section 4.19 No Other Representations or Warranties.

          (a) Except for the representations and warranties contained in Article IV of this Agreement, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub with respect to any other information provided to the Company. Except in the case of fraud or willful misrepresentation, none of Parent, Merger Sub or any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or use by the Company of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms,” confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

          (b) In connection with the investigation by the Company of Parent and its Subsidiaries, the Company has received or may receive from Parent and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. The Company acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans), and that, absent fraud or willful misrepresentation, the Company shall have no claim against anyone with respect thereto. Accordingly, the Company acknowledges that Parent makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans.)

ARTICLE V

Covenants Relating to Conduct of Business

     Section 5.01 Conduct of Business.

          (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as provided in Section 5.01(a) of the Company Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as may be required in order to divest the Company of the Aggrastat product or (iv) as necessary in connection with the satisfaction and termination of the Company’s obligations to Paul Royalty Fund, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, which shall not be sought and obtained unless consistent with applicable antitrust Law and which shall not be unreasonably withheld or delayed:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (B) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), and (B) the grant of options to employees hired within one year prior to, or anytime after, the date hereof to acquire shares of Company Common Stock, restricted stock and RSUs to Company employees, directors and consultants in accordance with the Company’s ordinary course of business consistent with past practice, but not to exceed an aggregate of 100,000 shares and RSUs total);

          (iii) amend the Company Certificate or the Company By-laws or the comparable charter or organizational documents of any of its Subsidiaries or adopt a stockholders’ rights plan (i.e., “poison pill”) in addition to the current plan (or any renewal or extension of the current plan);

          (iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business that have a purchase price in excess of $500,000 individually or $1,000,000 in the aggregate;

          (v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets with a fair market value in excess of $500,000 individually or $1,000,000 in the aggregate to a third party (except (A) by incurring Permitted Liens, (B) with respect to properties or other assets no longer used in the operation of the Company’s business and/or (C) in the ordinary course of business);

          (vi) with respect to the Company’s 2005 fiscal year, make any capital expenditure or expenditures not budgeted for in the Company’s 2005 fiscal year capital expenditure plan, a correct and complete copy of which shall have been provided to Parent prior to the date of this Agreement, which (1) involves the purchase of any real property or (2) is in excess of $500,000 individually, or $1,000,000 in the aggregate;

          (vii) (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $500,000 in the aggregate, other than in the Company or in or to any direct or indirect wholly-owned Subsidiary of the Company;

          (viii) (A) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (1) in excess of $500,000 individually and $1,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (2) involving any material limitation on the conduct of the business of the Company or its Subsidiaries or (B) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $500,000;

          (ix) enter into, modify, amend or terminate (A) any Contract which if so entered into, modified, amended or terminated would reasonably be expected to (1) have a Company Material Adverse Effect, (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (B) any other Contract that involves the Company or any of its Subsidiaries incurring a liability in excess of $500,000 individually or $1,000,000 in the aggregate and that is not terminable by the Company without penalty with one year or less notice (excluding contracts or amendments entered into or made in the ordinary course of business with customers or Providers of the Company or its Subsidiaries), (C) any Contract by which the Company or any of its Subsidiaries grants any license to Company Intellectual Property or (D) any Contract that contains a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

          (x) enter into any Contract which if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.10(b) hereof (other than Contracts required to be disclosed pursuant to Section 3.10(b)(v)) to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

          (xi) except as required to comply with applicable Law or any Contract disclosed in Section 3.12 of the Company Disclosure Letter, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries,

(B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice and except as provided in Section 5.01(a)(ii), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (D) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (E) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (F) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement;

          (xii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

          (xiii) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

          (xiv) change its fiscal year, revalue any of its material assets, or make any changes in accounting principles or practices, except in each case as required by GAAP or applicable Law;

          (xv) make any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or

          (xvi) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

          (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organizations, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Parent shall not (i) amend the Parent Articles or the Parent By-laws in a manner materially adverse to the Company’s stockholders or (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent or (B) regular cash dividends paid in the ordinary course of business consistent with past practice.

          (c) Other Actions. Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

          (d) Advice of Changes. Each of the Company and Parent shall as promptly as practicable advise the other party orally and in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby, except for filings and submissions made under antitrust Laws.

     Section 5.02 No Solicitation by the Company.

          (a) From and after the date hereof, the Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers, employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or furnish to any person any information in connection with or in furtherance of any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining such Company Stockholder

Approval), in response to an unsolicited bona fide written Company Takeover Proposal made after the date hereof that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel and in light of all circumstances that the Company Board deems reasonably relevant, including, without limitation, the terms and conditions of such proposal and this Agreement) constitutes or is reasonably likely to lead to a Company Superior Proposal, the Company may, if the Company Board determines in good faith (after receiving advice of its outside counsel) that its failure to do so could reasonably be expected to be considered a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.02(c) after giving Parent at least 24 hours’ prior written notice of such determination, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

     For purposes of this Agreement, “Company Takeover Proposal” shall mean any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement and the divestiture by the Company of the Aggrastat product.

     For purposes of this Agreement, “Company Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel and in light of all circumstances that the Company Board deems reasonably relevant, including, without limitation, the terms and conditions of such proposal and this Agreement) (i) to be more favorable to the stockholders of the Company from a financial point of view than the Merger and (ii) is reasonably capable of being completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

          (b) Subject to Section 6.01(b), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or any such committee thereof of this Agreement or the Merger or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change” or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Company Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.02(a)). Notwithstanding the foregoing, the Company Board may make a Company Adverse Recommendation Change if such Company Board determines in good faith (after receiving advice of its outside counsel) that its failure to do so could reasonably be expected to be considered a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Company Takeover Proposal until after the fifth business day following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board has determined that such Company Takeover Proposal is a Company Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change and containing all information required by Section 5.02(c), together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Adverse Recommendation Notice and a new five (5) business day period). In determining whether to make a Company Adverse Recommendation Change in response to a Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice) in determining whether such third party Company Takeover Proposal shall constitute a Company Superior Proposal.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any request for information or other inquiry that the Company reasonably believes could lead to any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry. The Company shall promptly keep Parent fully informed of the status and details (including any change to the terms thereof) of any such request, Company Takeover Proposal or inquiry.

          (d) Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after receiving advice of its outside counsel), failure to so disclose would be inconsistent with its obligations under applicable Law.

ARTICLE VI

Additional Agreements

     Section 6.01 Preparation of the Form S-4 and the Proxy Statement; Stockholder Meetings.

          (a) As soon as practicable following the date of this Agreement, the Company shall file with the SEC the Proxy Statement and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent will respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement or Form S-4. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

          (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and as soon as practicable after the Form S-4 is declared effective, duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.02(b), the Company shall, through the Company Board, recommend to its stockholders adoption of this Agreement, the Merger and the other transactions contemplated by this

Agreement. Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel and in light of all circumstances that the Company Board deems reasonably relevant, including, without limitation, the terms and conditions of such proposal and this Agreement), in response to a bona fide written Company Takeover Proposal that was unsolicited and did not otherwise result from a material breach of Section 5.02(a), that such proposal is a Company Superior Proposal and the Company Board’s failure to terminate this Agreement to accept such Company Superior Proposal and/or recommend such Company Superior Proposal to the stockholders of the Company could reasonably be expected to be considered a breach of its fiduciary duties, the Company may terminate this Agreement and/or the Company Board may approve or recommend such Company Superior Proposal to its stockholders, and immediately prior to or concurrently with the termination of this Agreement enter into any agreement, understanding, letter of intent or arrangement with respect to such Company Superior Proposal, as applicable; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence or approve or recommend such Company Superior Proposal until after the fifth business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has determined to terminate this Agreement or approve or recommend such Company Superior Proposal and containing all information required by Section 5.02(c) together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new notice from the Company and a new five business day period), and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 6.01(b) the Company pays to Parent the Company Termination Fee payable pursuant to Section 8.02(a)(iv).

     Section 6.02 Access to Information; Confidentiality.

          (a) Each party shall afford to the other parties hereto, and the other parties’ Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, each party shall furnish promptly to the others (a) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning such party and its Subsidiaries’ business, properties and personnel as the other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of April 28, 2005, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 6.02 or information provided, made available or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

          (b) In addition to and without limiting the foregoing, from the date hereof until the Effective Time, the Company shall furnish to Parent, within eighteen (18) business days after the end of each month, the standard monthly reporting package set forth in Section 6.02(b) of the Company Disclosure Letter.

     Section 6.03 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.03, each of the Company and the Company Board and Parent and the Parent Board shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Parent, on the one hand, and the Company, on the other hand, shall use commercially reasonable efforts to (i) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act or any other antitrust Law with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement, (ii) comply with any request for additional information received from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority pursuant to the HSR Act or any other antitrust Law, (iii) cooperate with each other in connection with filings under the HSR Act or any other antitrust Law, (iv) request early termination of the applicable waiting period, and (v) notify each other of any material communication from the FTC, DOJ, or any foreign Governmental Authority concerning any antitrust filings, consult with each other concerning responses to the same, and permit the other to participate in any material conversations and meetings with any Governmental Authority regarding the same (if the Governmental Authority permits such participation by the other party). Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing shall be deemed to require Parent to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Entity or any of their respective Affiliates may carry on business in any part of the world or (D) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses, which, in the case of any of clauses (A) through (D), (i) would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on Parent and its Subsidiaries, taken as a whole (it being agreed that in the case of measuring the effect on Parent and its Subsidiaries in this clause (i), (A) “Subsidiaries” shall not include the Company or its Subsidiaries, (B) “material adverse effect” shall be the level of, and shall be measured as to, what would have, or would be reasonably likely to have, a “material adverse effect” on the Company and its Subsidiaries, taken as a whole, and not the level or measure of what would have, or would be reasonably likely to have, a “material adverse effect” on Parent and its Subsidiaries, taken as a whole, and (C) the effect shall be with respect to Parent and its Subsidiaries) or (ii) would, or would be reasonably likely to, materially impair the benefits sought to be derived by Parent from the transactions contemplated by this Agreement, including the Merger.

     Section 6.04 Indemnification, Exculpation and Insurance.

          (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate or the Company By-laws or in any Company indemnification agreement (in each case, as in effect on the date hereof) shall be assumed by the Surviving Entity in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall indemnify and hold harmless, and provide advancement of expenses to the Indemnified Parties to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to the Company Certificate and the Company By-laws.

          (b) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 6.04(b) Parent shall not be obligated to pay aggregate premiums in excess of 200% of the amount paid by the Company in its last full fiscal year (which premiums are hereby represented and warranted by the Company to be approximately $500,000), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

          (c) The covenants contained in this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

     Section 6.05 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that (a) each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with filing, printing and mailing the Form S-4 and (b) Parent shall bear and pay the filing fees for the premerger notification and report forms under the HSR Act.

     Section 6.06 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     Section 6.07 Affiliates. Prior to the Effective Time the Company shall deliver to Parent a letter identifying all persons who will be at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such person to deliver to Parent at least 10 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A.

     Section 6.08 Stock Exchange Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

     Section 6.09 Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that the Company further will not, without Parent’s prior written consent, settle any stockholder litigation (a) for an amount greater than $500,000, individually, and $2,000,000 in the aggregate or (b) that involves or has the effect of imposing any remedy or restriction upon the Company or any of its Subsidiaries other than monetary damages.

     Section 6.10 Employee Matters.

          (a) Parent agrees to honor, or cause the Surviving Entity to honor, from and after the Effective Time any bonus, stay incentive and severance payments for the Company’s 2005 calendar year (or any portion thereof) under the bonus, stay incentive and severance plans as set forth in Section 6.10 of the Company Disclosure Letter in accordance with their terms as in effect immediately before the Effective Time, and the other bonus, stay incentive and severance payments set forth in Section 6.10 of the Company Disclosure Letter.

          (b) Following the Effective Time, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and who remain employed with the Surviving Entity or any of Parent’s Subsidiaries (the “Affected Employees”), compensation and employee benefits no less favorable in the aggregate than, at Parent’s election from time to time, those provided (i) pursuant to the Company’s and its Subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the Effective Time or (ii) to similarly situated employees of Parent and its Subsidiaries. Notwithstanding Section 6.10(f), for six months after the Effective Time, the Affected Employees’ base salaries shall be no less favorable than as provided by the Company immediately prior to the Effective Time, subject to the Affected Employees’ remaining employed with Parent or its Subsidiaries in accordance with Parent’s or a Subsidiary’s employment policies.

          (c) For all purposes, with respect to any benefit plan, program, arrangement (including any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any vacation program), other than under Parent’s 1997 Stock Incentive Plan, as amended through May 14, 2002 (or any successor plan thereto), Parent shall, and shall cause the Surviving Entity to, recognize the service with the Company and its Subsidiaries prior to the Effective Time of the Affected Employees for purposes of such plan, program or arrangement; provided, however, that such recognition shall not result in a duplication of benefits. Parent agrees to honor, or cause the Surviving Entity to honor, all vacation and sick leave accrued by Affected Employees as of the Effective Time.

          (d) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

          (e) Prior to the Effective Time, the Company shall, if requested to do so by Parent, terminate its defined contribution 401(k) plan. Parent shall provide, or cause the

Surviving Entity to provide, that the Affected Employees are eligible to participate in a defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept “eligible rollover distributions” for Affected Employees from the terminated Company defined contribution 401(k) plan.

          (f) This Section is an agreement solely between the Company, on the one hand, and Parent and Merger Sub on the other hand. Nothing in this Section, whether express or implied, confers upon any employee of the Company (including the Affected Employees) or any other Person, any rights or remedies, including, without limitation (a) any right to employment or recall, or (b) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, as a result of this Section.

     Section 6.11 Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any agreement required to be disclosed pursuant to Section 3.10(b)(v) hereof to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. In addition, the Company will not approve a Company Takeover Proposal or Company Superior Proposal for purposes of Section 203 of the DGCL. Notwithstanding the foregoing, Parent shall waive the obligations under this Section to the extent necessary if the Company Board, in satisfaction of its fiduciary obligations to its shareholders, exercises its right to consider a Company Superior Proposal in accordance with Section 6.01 of this Agreement.

     Section 6.12 Cooperation. Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

     Section 6.13 Letters of the Accountants.

          (a) The Company shall use its reasonable efforts to cause to be delivered to Parent a letter from the Company’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Form S-4 shall become effective addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by the Company’s independent accountants shall not result in a failure of a condition to Closing (including Section 7.02(b) hereof).

          (b) Parent shall use its reasonable efforts to cause to be delivered to the Company a letter from Parent’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Form S-4 shall become effective addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by Parent’s independent accounts shall not result in a failure of a condition to Closing (including Section 7.03(b) hereof).

     Section 6.14 Section 16. Assuming that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Parent Board, or a committee of two or more Non-Employee Directors thereof (as such item is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger, providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock in exchange for capital stock of the Company pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the numbers of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information accurate in all respects regarding the Company Insiders, the number of shares of capital stock of the Company held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger. “Company Insiders” shall mean those officers and directors of the Company whom Parent notifies the Company prior to the Merger will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information and shall include the individual named in Section 6.15 below.

     Section 6.15 Board Seat. Prior to the Effective Time, Parent Board shall have taken all action necessary to increase the size of the Parent Board by one and to cause to be elected to the vacancy created thereby a member selected by the Company’s Board of Directors, to be effective at the Effective Time.

ARTICLE VII

Conditions Precedent

     Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) Stock Exchange Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

          (c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) Closing Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit B hereto shall have been obtained and shall be in full force and effect.

     Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.03) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and(ii) where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company set forth in Section 3.03 shall be true and correct in all respects (subject to the exception set forth in Section 5.02(a)(i)) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of the foregoing two sentences.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Company Common Stock (or membership interests of the Surviving Entity) by Parent or Merger Sub, (ii) seeking to (A) prohibit or limit the ownership or operation by the Company or any of its

Subsidiaries or by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, (B) compel the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Merger or (C) impose any obligations on Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or (iii) seeking to obtain from the Company, Parent or Merger Sub any damages, which in the case of clauses (ii) and (iii) above (x) would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on Parent and its Subsidiaries, taken as a whole (it being agreed that in the case of measuring the effect on Parent and its Subsidiaries in this clause (x), (A) “Subsidiaries” shall not include the Company or its Subsidiaries, (B) “material adverse effect” shall be the level of, and shall be measured as to, what would have, or would be reasonably likely to have, a “material adverse effect” on the Company and its Subsidiaries, taken as a whole, and not the level or measure of what would have, or would be reasonably likely to have, a “material adverse effect” on Parent and its Subsidiaries, taken as a whole, and (C) the effect shall be with respect to Parent and its Subsidiaries) or (y) would, or would be reasonably likely to, materially impair the benefits sought to be derived by Parent from the transactions contemplated by this Agreement, including the Merger.

          (d) Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.02(c) shall be in effect.

          (e) Closing Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit B hereto shall have been obtained and shall be in full force and effect, without any conditions, restrictions, requirements or change of regulation or any other action taken, which (if implemented), (i) would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on Parent and its Subsidiaries, taken as a whole (it being agreed that in the case of measuring the effect on Parent and its Subsidiaries in this clause (i), (A) “Subsidiaries” shall not include the Company or its Subsidiaries, (B) “material adverse effect” shall be the level of, and shall be measured as to, what would have, or would be reasonably likely to have, a “material adverse effect” on the Company and its Subsidiaries, taken as a whole, and not the level or measure of what would have, or would be reasonably likely to have, a “material adverse effect” on Parent and its Subsidiaries, taken as a whole, and (C) the effect shall be with respect to Parent and its Subsidiaries) or (ii) would, or would be reasonably likely to, materially impair the benefits sought to be derived by Parent from the transactions contemplated by this Agreement, including the Merger.

          (f) Paul Royalty Fund Obligations. There shall be no event of default, or circumstances constituting an event of default, existing pursuant to the arrangements between the Company and Paul Royalty Fund LP, including but not limited to the Revenue Interest Assignment Agreement and the promissory note, and there shall be no violations of the covenants therein that have not been cured pursuant to the terms of the arrangements.

     Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties of Parent set forth in Section 4.02) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Parent Material Adverse Effect qualifiers contained therein), except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (ii) where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

     Section 7.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

ARTICLE VIII

Termination, Amendment and Waiver

     Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

               (i) if the Merger shall not have been consummated on or before December 31, 2005 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

               (ii) if any Restraint having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger and the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable;

               (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (ii) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

          (d) by the Company, (i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform, or (ii) prior to the approval of the transactions contemplated by this Agreement by the stockholders of the Company in accordance with this Agreement, in accordance with, and subject to, the terms and conditions of Section 6.01(b); or

          (e) by Parent, within 45 days of the date on which (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company Board or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger within three (3) business days after a written request by Parent that it do so.

     Section 8.02 Termination Fee.

          (a) In the event that:

               (i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and (A) a vote to obtain the Company Stockholder Approval has not been held, (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally (and that Company Takeover Proposal shall not have been withdrawn prior to the event giving rise to the right of termination under Section 8.01(b)(i)) and (C) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, that Company Takeover Proposal;

               (ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and (A) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally (and at least one such Company Takeover Proposal shall not have been withdrawn prior to the event giving rise to the right of termination under Section 8.01(b)(iii)) and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal communicated prior to the termination, or a Company Takeover Proposal communicated after the termination with the meaning assigned to such term in Section 5.02(a), except that the references to “20% or more” shall be deemed to be references to “50% or more;”

               (iii) this Agreement is terminated by Parent pursuant to Section 8.01(c) and (A) the Company’s breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally and (C) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal communicated prior to the termination, or a Company Takeover Proposal communicated after the termination with the meaning assigned to such term in Section 5.02(a), except that the references to “20% or more” shall be deemed to be references to “50% or more;”

               (iv) this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii), or

               (v) this Agreement is terminated by Parent pursuant to Section 8.01(e) (but only if after the date of this Agreement a Company Takeover Proposal shall have been made and the Company Adverse Recommendation Change is made in response thereto);

then the Company shall (1) in the case of a Company Termination Fee payable pursuant to clauses (i), (ii) or (iii) of this Section 8.02(a), upon the earlier of the date of such definitive agreement and such consummation of a Company Takeover Proposal or (2) in the case of a Company Termination Fee payable pursuant to clauses (iv) or (v) of this Section 8.02(a), on the date of such termination, pay Parent a fee equal to $7,000,000 (the “Company Termination Fee”) by wire transfer of same-day funds. Notwithstanding the foregoing sentence, in the event that the Company proposes to terminate this Agreement at a time when the Company Termination Fee is payable, the Company shall pay Parent the Company Termination Fee as described above prior to such termination by the Company. Notwithstanding the foregoing in Section 8.02(a)(i) or Section 8.02(a)(ii), if a Company Termination Fee would have been payable under Section 8.02(a)(i) or Section 8.02(a)(ii) but for the fact that the person (or any of its Affiliates) with whom the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal within twelve (12) months after termination of this Agreement withdrew a Company Takeover Proposal prior to the event giving rise to the right of termination of this Agreement under Section 8.01(b)(i) or Section 8.01(b)(iii), then the Company shall upon the earlier of such definitive agreement and such consummation of a Company Takeover Proposal pay Parent the Company Termination Fee by wire transfer of same-day funds. In the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.02(a), the parties hereby agree that the Company Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Parent and Merger Sub relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Company Termination Fee.

          (b) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(d)(i), Parent shall pay to the Company a fee equal to $6,000,000 (the “Parent Termination Fee” and together with the Company Termination Fee, the “Termination Fees”) on the date of termination by wire transfer of same-day funds. The parties hereby agree that the Parent Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to the Company relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Parent Termination Fee.

          (c) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would enter into this Agreement. If either party (the “defaulting party”) fails promptly to pay the amount due pursuant to Section 8.02, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the defaulting party for the Termination Fee, the defaulting party shall pay to the non-defaulting party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the penultimate sentence of Section 6.02(a), Sections 6.05 and 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any willful breach hereof.

     Section 8.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 8.06 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent or the Company, action by the Parent Board or the Company Board, as applicable, or, with respect to any amendment of this Agreement pursuant to Section 8.04, the Parent Board or the Company Board, as applicable, or the duly authorized committee or other designee of the Parent Board or the Company Board, as applicable, to the extent permitted by Law.

ARTICLE IX

General Provisions

     Section 9.01 Nonsurvival of Representations and Warranties None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   if to Parent or Merger Sub, to:

MGI PHARMA, INC.
5775 West Old Shakopee Road, Suite 100
Facsimile No.: (952) 346-4800
Attention: General Counsel

   with a copy to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55417
Facsimile No.: (612) 340-2868
Attention: Timothy S. Hearn

   if to the Company, to:

Guilford Pharmaceuticals, Inc.
6611 Tributary Street
Baltimore, MD 21224
Facsimile No.: (410) 631-6899
Attention: General Counsel

   with a copy to:

Hogan & Hartson L.L.P.
111 South Calvert Street, Suite 1600
Baltimore, MD 21202
Facsimile No.: (410) 539-6981
Attention: Michael J. Silver

     Section 9.03 Definitions. For purposes of this Agreement:

          (a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) “Knowledge” of any person that is not an individual means, (i) with respect to the Company regarding any matter in question, the actual knowledge of the employees of the Company and its Subsidiaries listed in Section 9.03(b) of the Company Disclosure Letter and any knowledge that would have been acquired by such employees upon reasonable inquiry and investigation, and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the employees of Parent and its Subsidiaries listed in Section 9.03(b) of the Parent Disclosure Letter and any knowledge that would have been acquired by such employees upon reasonable inquiry and investigation;

          (c) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (d) “Permitted Liens” means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto;

          (e) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 9.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 6.04, 6.10 and 6.14 are not intended to confer upon any person other than the parties any rights, benefits or remedies.

     Section 9.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion (and, if so requested by the Company, will assign to a wholly owned corporate subsidiary of Parent) any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder (except in the case of any such request). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.09 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

     Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MGI PHARMA, INC.
By:	/s/ Leon O. Moulder, Jr.
	Name:	Leon O. Moulder, Jr.
	Title:	President and Chief Executive Officer

GRANITE ACQUISITION, INC.
By:	/s/ Leon O. Moulder, Jr.
	Name:	Leon O. Moulder, Jr.
	Title:	President and Chief Executive Officer

GUILFORD PHARMACEUTICALS, INC.
By:	/s/ Dean Mitchell
	Name:	Dean Mitchell
	Title:	President and Chief Executive Officer

DISCLOSURE LETTERS FOR AGREEMENT AND PLAN OF MERGER*

Company Disclosure Letter

Section 3.02	Subsidiaries

Section 3.05	Governmental Approvals

Section 3.06(b)	Liabilities

Section 3.08	Absence of Certain Changes or Events

Section 3.10(b)	Contracts

Section 3.11(c)	Governmental Filings

Section 3.12(a)	Employee Benefit Plans

Section 3.12(h)	Employee Benefit Plans

Section 3.12(i)	Employee Payments

Section 3.12(l)	Employee Payments

Section 3.13(f)	Taxing Authority Proceedings

Section 3.14(a)(ii)(B)	Intellectual Property Licenses

Section 3.14(b)	Intellectual Property

Section 3.14(c)	Intellectual Property Infringement

Section 3.14(d)	Intellectual Property

Section 3.14(e)	Intellectual Property

Section 3.14(f)	Intellectual Property

Section 3.14(h)	Intellectual Property

Section 3.16	Properties and Assets

Section 3.17	Environmental Matters

Section 3.18	Transactions with Related Parties

Section 3.20	Products

Section 5.01(a)	Conduct of Business

Section 6.02(b)	Reporting Package

Section 6.10	Employee Matters

Section 9.03(b)	Knowledge

Parent Disclosure Letter

Section 4.15	Products and Product Candidates

Section 9.03(b)	Knowledge

*	The Company has omitted certain schedules in accordance with Regulation S-K 601(b)(2). The Company will furnish the omitted schedules to the Commission upon request.

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Exhibit A

Form of Affiliate Letter

                                         ,2005

TO COME
TO COME
TO COME
TO COME

Ladies and Gentlemen:

     I have been advised that as of the date of this letter, I may be deemed to be an “affiliate” of Guilford Pharmaceuticals Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 20, 2005 (as may be amended and restated from time to time, the “Agreement”), by and among MGI PHARMA, INC., a Minnesota corporation (“Parent”), Granite Acquisition, Inc., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which the Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), I have been asked to deliver this letter. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

     As a result of the Merger, I will receive shares of Parent Common Stock in exchange for shares of Company Common Stock owned by me or purchasable upon exercise of options to purchase shares of Company Common Stock or vesting of certain other New Equity Awards.

     I hereby represent, warrant and covenant that in connection with the Parent Common Stock that I will receive as a result of the Merger:

     A. I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or of the Rules and Regulations.

     B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations on my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I felt necessary, with my counsel or counsel for the Company.

[          ], 2005

     C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company, and the distribution by me of the Parent Common Stock will not have been registered under the Act, I may not sell, transfer or otherwise dispose of any shares of Parent Common Stock issued to me in the Merger, unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) I deliver a written opinion of counsel reasonably acceptable to Parent, or pursuant to a “no action” letter or interpretive letter obtained by the undersigned from the staff of the Commission, stating that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available; provided, however, that Parent agrees that it shall meet the requirements of paragraph (c) of Rule 144 promulgated under the Act.

     E. I understand that Parent may give stop-transfer instructions to its transfer agent with respect to shares of Parent Common Stock to enforce the restrictions set forth herein and that there will be placed on the certificates for the Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED         , 2005, BETWEEN THE REGISTERED HOLDER HEREOF AND MGI PHARMA, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MGI PHARMA, INC.

     F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to any transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING

[          ], 2005

OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED,, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

     G. Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to me, (ii) two years shall have elapsed from the date the undersigned acquired Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to me, or (iii) Parent has received either an opinion of counsel, which opinion shall be reasonably satisfactory to Parent, or a “no action” letter obtained by me from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to me or that the legend is otherwise not required for purposes of the Act.

     This letter agreement constitutes the complete understanding between Parent and me concerning the subject matter hereof. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,
By:
Name:
Title:

Accepted and Agreed:

MGI PHARMA, INC.

By:

Name:
Title:

Exhibit B

Closing Consents

None.

Exhibit C

Form of Credit Agreement

LINE OF CREDIT AGREEMENT

          Line of Credit Agreement (as amended or otherwise modified from time to time, this “Agreement”), dated as of July 20, 2005, is between GUILFORD PHARMACEUTICALS INC., a Delaware corporation (the “Borrower”), and MGI PHARMA, INC., a Minnesota corporation (the “Lender”).

          The Borrower and the Lender hereby agree as follows:

          1. Upon the terms and conditions contained herein, the Lender agrees that from October 1, 2005, until the earlier of (i) December 31, 2005, and (ii) termination of that certain Agreement and Plan of Merger dated as of July 20, 2005, by and between the Lender, Granite Acquisition, Inc. and the Borrower (the “Merger Agreement ,” and the date of such termination the “Merger Termination Date ”, and the earlier of (i) or (ii), the “ Advance Termination Date ”), at the Borrower’s request the Lender shall make advances (the “Advances,” and all such Advances, the “Loan”) to the Borrower in an aggregate amount not to exceed $18,000,000. The Borrower shall execute a Note, in the amount of $18,000,000 (“Note”) and in the form attached hereto as Exhibit A, evidencing the Loan. The proceeds of the Advances are to be used solely for the Borrower’s operating expenses and, in any event, under no circumstances shall proceeds of the Advances be used to repay or refinance any of Borrower’s existing indebtedness (excluding trade payables and similar obligations of the Borrower incurred in the ordinary course of business).

          2. Each request by the Borrower to the Lender for an Advance will be made not later than 2:00 P.M. (Central Standard time) one Business Day (as defined below) prior to the date of such proposed Advance. The Borrower hereby authorizes the Lender to rely upon the written instructions of any person identifying himself or herself as an officer of the Borrower who has been disclosed to the Lender in writing as an authorized officer for such purposes upon any signature which the Lender believes to be genuine, and the Borrower shall be bound thereby in the same manner as if such person were authorized or such signature were genuine. Each request will specify (a) the date on which the Borrower wishes the applicable Advance to be made (which shall be a day of the year on which banks are not required or authorized by law to close in the States of Minnesota and New York (“Business Day”), and (b) the amount of such Advance (which will be in the amount of $3,000,000 or, if greater, a multiple of $1,000,000). For each Advance made hereunder, the Lender agrees to make funds available to the Borrower in same day funds by crediting the account specified by the Borrower prior to the making of such Advance. Notwithstanding the foregoing, in no event shall the Lender be obligated to make any requested Advance (w) more than once every 15 days, (x) if the Borrower’s available cash, cash equivalents, marketable securities and investments, as reported on its balance sheet in accordance with generally accepted accounting principles, is $35,000,000 or greater as of the date of such proposed Advance, (y) at any time when there exists an Event of Default; or (z) at any time when the Borrower’s representations and warranties hereunder are materially untrue.

Notwithstanding the foregoing, in no event shall the Lender be obligated to make any requested Advance if such Advance would cause the principal amount of all Advances theretofore made to exceed (or to further exceed) (x) $6,000,000 with respect to any such Advance requested to be made during the month of October, 2005, (y) $12,000,000 with respect to any such Advance requested to be made during the month of November, 2005, and (z) $18,000,000 with respect to any such Advance requested to be made during the month of December, 2005.

          3. On the Advance Termination Date, accrued interest on the Loan shall be added to the principal balance of the Loan. If not due sooner pursuant to the terms hereof, on December 31, 2006, all amounts owed on the Loan, including principal, interest and fees shall become immediately due and payable and the Borrower will repay the outstanding principal balance of the Loan, together with accrued interest thereon and any other amounts owed hereunder. The Borrower may prepay the Loan and/or any accrued interest thereon, in whole or in part on any Business Day without premium or penalty, provided that each partial prepayment of principal shall be in an amount of at least $1,000,000.

          4. Except as provided in Section 3 with respect to prepayments of accrued interest, the Borrower will pay interest on the unpaid principal amount of the Loan until the Loan is paid in full at a rate equal to fourteen percent (14%) per annum, payable in arrears on the first (1st) day of each month (commencing on January 1, 2006) and on the maturity of the Loan. The Borrower also shall pay interest on any overdue installment of principal from the due date thereof until paid at an interest rate per annum equal at all times to two percent (2%) per annum in excess of the interest rate set forth above, which interest shall be payable upon demand. No provision of this Agreement or the Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law.

          5. The Borrower will make each payment (whether in respect of principal, interest or otherwise) hereunder, irrespective of any right of counterclaim or set-off, not later than 2:00 P.M. (Central Standard time) on the day when due in U.S. dollars to the Lender at 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437 in same day funds. All computations of interest will be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder is stated to be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will in such case be included in the computation of payment of interest. Principal, interest and fees owed under this Agreement and the Note are payable in lawful money of the United States of America in immediately available funds. All payments hereunder or under the Note shall be applied initially against accrued interest and thereafter in reduction of principal. If the Loan, the Note or any payment required to be made thereunder is not paid on the due date (whether at original maturity or following acceleration), the Borrower shall, in addition to any other rights it may have under this Agreement, the Note or applicable laws, have the right to set off the indebtedness evidenced by the Note against any indebtedness of Lender to the Borrower.

2

          6. This Agreement will become effective on and as of the first date on which the Lender has received the following, each in form and substance satisfactory to the Lender in the exercise of its reasonable discretion: (a) a counterpart of this Agreement duly executed by the Lender and the Borrower; (b) the Note duly executed by the Borrower; (c) a Security Agreement substantially in the form attached as Exhibit B (the “Security Agreement”), duly executed by the Borrower and ProQuest Pharmaceuticals, Inc.; (d) any written consents of the counterparties to any license agreements pledged pursuant to the Security Agreement that the Lender deems reasonably necessary, in a form reasonably acceptable to the Lender; (e) an Intercreditor Agreement or such other documentation as is required by the Lender and Paul Capital (as hereinafter defined) to evidence the priority of indebtedness and security interests as set forth in the Term Sheet attached as Exhibit C, provided that the Lender shall undertake to negotiate in good faith and to use commercially reasonable efforts to agree on the terms and conditions of the documentation contemplated by this subsection (e); (f) certified copies of the resolutions of the Borrower’s Board of Directors approving this Agreement, and of all other documents evidencing necessary corporate action and governmental and other third party approvals, if any, with respect to this Agreement; (g) certified copies of the Borrower’s articles of incorporation and bylaws; and (h) a certificate of the Borrower’s Secretary or Assistant Secretary certifying the names and true signatures of the Borrower’s officers authorized to sign this Agreement and to request Advances hereunder.

          7. Each request by the Borrower for an Advance and the acceptance by the Borrower of the proceeds of such Advance will constitute a representation and warranty by the Borrower that on the date of such Advance the following statements are true:

     (a) the representations and warranties contained in Section 8 are correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a date other than the date of such Advance), and

     (b) no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, that constitutes an Event of Default (as defined in Section 11) or a Default (as defined in Section 9).

          8. The Borrower represents and warrants as follows: (a) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) the execution, delivery and performance by the Borrower of this Agreement and the Note and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers and authority, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) any law or any contractual restriction binding on or affecting it; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Note; (d) this Agreement and the Note have been duly executed and delivered by the Borrower, and are

3

its legal, valid and binding obligation enforceable against the Borrower in accordance with its terms; (e) the consolidated balance sheets of the Borrower and its subsidiaries for the fiscal year ending December 31, 2004, and for the five months ending May 31, 2005, and the related consolidated statements of income and cash flow of the Borrower and its subsidiaries for the periods then ended, fairly present the consolidated financial condition of the Borrower and its subsidiaries as at such dates and the consolidated results of operations of the Borrower and its subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied; and (f) there is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or its subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, the Lender’s rights and remedies under this Agreement, or the Borrower’s ability to perform its obligations under this Agreement, or (ii) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

          9. So long as the Loan remains unpaid, the Borrower will (a) comply, and cause each of its subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders; (b) pay and discharge, and cause each of its subsidiaries to pay and discharge, before the same become delinquent, all taxes, assessments and governmental charges or levies imposed upon the Borrower or any of its subsidiaries or on the Borrower’s or any subsidiary’s property, other than those being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) preserve and maintain, and cause each of its subsidiaries to preserve and maintain, its corporate existence; (d) at any reasonable time and from time to time, permit the Lender, its agents and representatives, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its subsidiaries with any of their officers or directors and with their independent certified public accountants; and (e) furnish to the Lender (i) as soon as available and in any event within 17 business days after the end of each calendar month, consolidated balance sheets of the Borrower and its subsidiaries as of the end of such month and consolidated statements of income and cash flows of the Borrower and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, in form acceptable to the Lender (but in any event containing information regarding customer receipts and vendor payments in form reasonably satisfactory to the Lender) and duly certified by the Borrower’s chief financial officer as having been prepared in accordance with generally accepted accounting principles, (ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each of the Borrower’s fiscal years, consolidated balance sheets of the Borrower and its subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Borrower’s chief financial officer as having been prepared in accordance with generally accepted accounting principles, (iii) as soon as available and in any event within 90 days after the end of each of the Borrower’s fiscal years, a copy of the annual audit report for such year for the Borrower

4

and its subsidiaries, containing consolidated balance sheets of the Borrower and its subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its subsidiaries for such fiscal year, in each case accompanied by an opinion of the Borrower’s independent certified public accountants, (iv) as soon as possible and in any event within five days after the occurrence of each Event of Default, and each event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both (a “Default”), continuing on the date of such statement, a statement of the Borrower’s chief financial officer setting forth details of such Default or Event of Default and the action the Borrower has taken or proposes to take with respect thereto, (v) promptly after the commencement thereof, notice of all actions and proceedings affecting the Borrower or any of its subsidiaries of the type described in Section 8(f), and (vi) such other information respecting the Borrower or any of its subsidiaries as the Lender may from time to time reasonably request; and (f) the Borrower shall, at all times during which any indebtedness remains outstanding under the Loan or the Note, maintain available cash, cash equivalents, marketable securities and investments, as reported on its balance sheet in accordance with generally accepted accounting principles, in excess of $30,000,000.

          10. So long as the Loan remains unpaid and except in accordance with the Merger Agreement, the Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any person or entity, or permit any of its subsidiaries to do so, except that (i) any of the Borrower’s subsidiaries may merge into or consolidate with another of the Borrower’s subsidiaries, (ii) any of the Borrower’s subsidiaries may merge into or consolidate with the Borrower so long as the Borrower is the survivor, (iii) any of the Borrower’s subsidiaries may dispose of assets to the Borrower, and (iv) the Borrower may enter into distribution and licensing agreements it in the ordinary course of business with respect to products owned by or licensed to it, provided that in each case described in clauses (i) through (iii) above, no Event of Default or Default shall have occurred and be continuing at the time of such proposed transaction.

          11. If any of the following events occurs and is continuing (“Events of Default”): (a) the Borrower fails to pay any principal of the Loan when the same becomes due and payable or the Borrower fails to pay any interest on the Loan or make any other payment under this Agreement within three days of when such amount is due and payable; or (b) any representation or warranty made by the Borrower herein or in connection with this Agreement proves to have been incorrect in any material respect when made; or (c) the Borrower fails to perform or observe any term, covenant or agreement contained in Sections 9(f) or 10 or the Borrower fails to perform or observe any other term, covenant or agreement hereof on the Borrower’s part to be performed or observed if such failure remains unremedied for 15 days after written notice thereof has been given to the Borrower by the Lender; or (d) the Borrower or any of its subsidiaries (i) defaults in any payment of principal of or interest on any of its respective Debt (as defined below), or in the payment of any Hedge Termination Obligation (as defined below), beyond the period of grace, if any, provided in the instrument or agreement under which such Debt or Hedge Termination Obligation was created; or (ii) defaults in the observance or performance of any other

5

agreement or condition relating to any such Debt or Hedge Termination Obligation or contained in any instrument or agreement relating thereto, or any other event occurs or condition exists, the effect of which default or other event or condition is to cause, or to permit the holder(s) of such Debt or Hedge Termination Obligation to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or such Hedge Termination Obligation to become payable; provided, that no Default or Event of Default will exist under this subsection (d) unless the aggregate amount of Debt and/or Hedge Termination Obligations in respect of which any default or other event or condition referred to in this subsection (d) has occurred is equal to at least $5,000,000; (e) the Borrower or any of its subsidiaries generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; (f) any proceeding is instituted by or against the Borrower or any of its subsidiaries seeking to adjudicate the Borrower or such subsidiary a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Borrower or such subsidiary or the Borrower’s or such subsidiary’s debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for the Borrower or such subsidiary or for any substantial part of the Borrower’s or such subsidiary’s property, and, in the case of any such proceeding instituted against the Borrower or such subsidiary (but not instituted by the Borrower or such subsidiary), either such proceeding remains undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including without limitation, the entry of an order for relief against, or the appointment of a conservator, receiver, trustee, custodian or other similar official for, the Borrower or such subsidiary or for any substantial part of the Borrower’s or such subsidiary’s property) occurs; (g) the Borrower or any of its subsidiaries takes any corporate action to authorize any of the actions set forth above in this subsection (f); or (h) one or more judgments or orders for the payment of money in excess of $5,000,000 in the aggregate is rendered against the Borrower or any of its subsidiaries and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appear or otherwise, is not in effect; then, and in any such event, the Lender may, by notice to the Borrower, declare all amounts payable under this Agreement and the Note to be forthwith due and payable, whereupon such amounts will become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the case of any of the Events of Default specified in subsection (f) above with respect to the Borrower, all amounts payable under this Agreement will automatically become and be due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

          “Debt” of any person means, without duplication, (a) all indebtedness of such person for borrowed money, (b) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such

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person, (e) all obligations of such person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (f) all obligations, contingent or otherwise, of such person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Debt of others guaranteed directly or indirectly in any manner by such person, (h) all Debt of others secured by a lien or other encumbrance on any asset of such person, whether or not such person has assumed or become liable for the payment of such Debt; and (i) all obligations of the Borrower to Paul Royalty Fund, L.P. and Paul Royalty Fund Holdings II (collectively, “Paul Capital”).

          “Hedge Termination Obligation” means any termination amount or other amount payable by the Borrower or any of its subsidiaries upon the early termination, by reason of the occurrence of a default or other termination event, under any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract or other similar agreement.

          12. At any time following the Merger Termination Date until 5:00 p.m. Baltimore time on the ninetieth day (90th) following the Merger Termination Date, the Borrower shall have the right to sell and to cause its wholly-owned subsidiary Artery, LLC (“Artery”) to sell, and the Lender shall have the obligation to purchase, the Gliadel Assets. The Borrower may exercise this right by sending written notice to the Lender indicating its intention to sell the Gliadel Assets (as hereinafter defined) pursuant to this Section 12 (the “Put Notice”). The purchase price for the Gliadel Assets pursuant to this Section 12 shall be $90,000,000 (the “Put Price”). The closing of the transaction contemplated by this Section 12 (the “Put Closing”) shall occur at the Borrower’s principal executive offices on a date agreed to by the Lender and the Borrower, but the Put Closing shall occur no later than the later of (a) thirty (30) days after the Put Notice is received by the Lender and (b) receipt of the expiration or termination of any waiting period (and any extension thereof) applicable to a sale of the Gliadel Assets under the HSR Act (as hereinafter defined) or any other applicable competition, merger control, antitrust or similar law (the “HSR Clearance”). At the Put Closing, the Borrower and Artery shall sell, transfer and deliver to the Lender their full right, title and interests in and to the Gliadel Assets, free and clear of all liens, security interests or adverse claims of any kind and nature. At the Put Closing, simultaneously with delivery of the Gliadel Assets, the Lender shall deliver to the Borrower by wire transfer of immediately available funds to the bank and the account designated by the Borrower, in full payment of the Gliadel Assets, cash in an amount equal to the Put Price. After application of the proceeds to pay in full the outstanding obligations of the Borrower and its subsidiaries to Paul Capital, the balance of any such proceeds shall be applied by the Borrower to repay any amounts owed on the Loan. As used in this Agreement, the term “Gliadel” shall mean the product currently known and marketed under the trademark GLIADEL® Wafer, and the term “Gliadel Assets” shall mean the following assets and associated liabilities, and specifically excludes any assets, liabilities and obligations not listed: (i) all the data, Formulae, assays, test methods, technology, Patents, technical information (including master batch record, analytical methods including validation protocol and the drug master file), inventions, processes, specifications, know-how, trade dress, secrets, goodwill and copyrights, which are owned by the Borrower or any of its subsidiaries and used exclusively in the conduct of the sale of Gliadel; (ii) all of the Borrower’s or any of its subsidiaries’ right, title and interest in and to any and all

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regulatory files (including correspondence with regulatory authorities), registrations, applications, approvals, and, to the extent transferable in light of regulatory considerations, licenses and permits exclusively relating to Gliadel from any applicable regulatory authority in any country, as of the closing of the purchase and sale of the Gliadel Assets pursuant to this Agreement; (iii) all marketing materials, research data, customer and sales information, product literature, promotional materials and data, advertising and display materials and all training materials in whatever medium (e.g., audio, visual or print) exclusively related to Gliadel, in each case to the extent transferable in light of legal, contractual and practical considerations; (iv) all records and recorded information, including customer and supplier lists exclusively related to Gliadel, in each case to the extent transferable in light of legal, contractual and practical considerations; (v) all the rights relating to Gliadel set forth in clauses (i) and (ii) above, including all claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff; (vi) all inventory of Gliadel, included raw materials, good in process, finished goods, packaging supplies and labels, owned by the Borrower or any of its subsidiaries; (vii) all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Borrower or any of its affiliates arising or held in connection with the sale of Gliadel by the Borrower and Artery as of the closing of the purchase and sale of the Gliadel Assets pursuant to this Agreement; and (viii) all manufacturing equipment and packaging assets owned by the Borrower or any of its subsidiaries and used exclusively in the manufacturing of Gliadel.

          13. The Borrower, on the one hand, and the Lender, on the other hand, shall from time to time after the Put Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by a sale of the Gliadel Assets pursuant to this Agreement, including the obtaining of consents from third parties and the causing of Borrower’s subsidiaries to transfer their interests therein. In the event of a sale of the Gliadel Assets pursuant to this Agreement, Guilford will prepare a Bill of Sale with schedules setting forth what comprises the Gliadel Assets. With respect to all documents, information and other materials included in the Gliadel Assets, in addition to paper and other tangible copies, Borrower shall, upon the Lender’s request, also provide to the Lender electronic copies of such documents, information and other materials, provided that the Borrower has electronic copies thereof. The foregoing requirement shall only apply to such documents, information and other material exclusively related to the Gliadel Assets, and Borrower shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to the Lender.

          14. Promptly after receipt by the entity receiving a Put Notice, the Borrower, on the one hand, and the Lender, on the other hand, shall use commercially reasonable efforts to (i) take all actions necessary to make the filings required of it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other antitrust law with respect to a sale of the Gliadel Assets pursuant to this Agreement as promptly as practicable following the date of the receipt of the applicable Put Notice, (ii) comply with any request for additional information received from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) or any other governmental authority pursuant to the HSR Act or any other

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antitrust law, (iii) cooperate with each other in connection with filings under the HSR Act, (iv) request early termination of the applicable waiting period, and (v) notify each other of any material communication from the FTC, DOJ, or any foreign governmental authority concerning any antitrust filings, consult with each other concerning responses to the same, and permit the other to participate in any material conversations and meetings with any governmental authority regarding the same (if the governmental authority permits such participation by the other party).

          15. No modification or waiver of any provision of this Agreement, and no consent by the Lender to any failure of the Borrower to comply with any provision of this Agreement, shall in any event be effective unless the same shall be in writing signed by the person against whom enforcement is sought or by whom consent is given, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          16. All notices and other communications provided for hereunder will be in writing (including facsimile communication) and mailed, sent by facsimile transmission or delivered, if to the Borrower, at its address at 6611 Tributary Street, Baltimore, MD 21224, Attention: William Spengler, Chief Financial Officer [Facsimile No.: (410) 631-6899], with a copy to Hogan & Hartson L.L.P., 111 South Calvert Street, Baltimore, Maryland 21202, Attention: Michael J. Silver, Esq. [Facsimile No.: (410) 539-6981]; if to the Lender, at its address at 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437, Attention: Eric P. Loukas, General Counsel [Facsimile No.: (952) 406-3281], with a copy to Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, Attention: Timothy S. Hearn [Facsimile No.: (612) 340-2868]; or, as to either party, at such other address as is designated by such party in a written notice to the other party. All such notices and communications will, when mailed or sent by facsimile transmission, be effective three Business Days after deposit in the mails, or when sent by facsimile transmission, respectively.

          17. No failure on the Lender’s part to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

          18. (a) The Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, in connection with such holder’s enforcement of the obligations of the Borrower under this Agreement, the Note or the Security Agreement.

          (b) The Borrower will indemnify and hold harmless the Lender, its affiliates and each of its and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation,

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litigation or proceeding, or the preparation of a defense in connection therewith), in each case arising out of or in connection with this Agreement, the Note, the Security Agreement or any of the transactions contemplated thereby or any actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person, or any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, matters relating to indemnification in connection with the sale of Gliadel as provided in Section 12 of this Agreement shall be subject solely to the terms of the applicable purchase and sale documents to be negotiated between the parties.

          (c) No Indemnified Party will have any liability (whether in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

          19. In addition to the Events of Default set forth in Section 11 above, in the event that the Borrower’s board of directors, in satisfaction of its fiduciary obligations to its shareholders, exercises its right under the Merger Agreement, to accept an acquisition offer from someone other than Lender, Lender shall have the option to terminate the Facility and require the then-outstanding balance due under this Agreement and the Note to be paid within fifteen (15) days of the date of termination.

          20. This Agreement is binding upon and will inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that (a) the Borrower will not have the right to assign the Borrower’s rights or obligations hereunder or any interest herein without the Lender’s prior written consent, and (b) the Lender will not have the right to assign any of its obligations hereunder without the Borrower’s prior written consent.

          21. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

          22. The Borrower hereby irrevocably (a) submits to the non-exclusive jurisdiction of any Minnesota State or Federal court sitting in Hennepin County, Minnesota in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota State court or in such Federal court, (c) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or

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proceeding, and (d) irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 16. The Borrower agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the Lender’s right to serve legal process in any other manner permitted by law or affect the Lender’s right to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

          23. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Loan or the Lender’s actions in the negotiation, administration, performance or enforcement hereof or thereof.

[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.]

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GUILFORD PHARMACEUTICALS INC.

By:

	Title:	President and Chief Executive Officer

MGI PHARMA, INC.

By:

	Title:	President and Chief Executive Officer

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EXHIBIT A TO LINE OF CREDIT AGREEMENT

NOTE

$18,000,000	July 20, 2005

     FOR VALUE RECEIVED, GUILFORD PHARMACEUTICALS INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of MGI PHARMA, INC. (the “Lender”) at its main office in Bloomington, Minnesota, or such other address as the Lender may specify, in lawful money of the United States of America, the principal amount of EIGHTEEN MILLION AND NO/100 DOLLARS ($18,000,000) or, if less, the aggregate unpaid principal amount of the Advances made by the Lender under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

     This note is the Note referred to in the Line of Credit Agreement dated as of the date hereof (as the same may hereafter be from time to time amended, restated or otherwise modified, the “Credit Agreement”) by and between the Borrower and the Lender. This note is secured, it is subject to certain permissive prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

     In the event of default hereunder, the Borrower agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The Borrower waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

GUILFORD PHARMACEUTICALS INC.

By:

Title:

EXHIBIT B TO LINE OF CREDIT AGREEMENT

SECURITY AGREEMENT

          THIS SECURITY AGREEMENT, dated as of                     , 2005, is made and given by GUILFORD PHARMACEUTICALS INC., a Delaware corporation (“Guilford”), PROQUEST PHARMACEUTICALS, INC., a Delaware corporation (“ProQuest”, and individually and collectively, the “Grantor”), to MGI PHARMA, INC., a Delaware corporation (the “Secured Party”).

RECITALS

          A. Guilford and the Secured Party have entered into a Line of Credit Agreement dated as of                     , 2005 (as the same may hereafter be amended, supplemented, extended, restated, or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Secured Party has agreed to extend to Guilford certain credit accommodations consisting of an $18,000,000 credit facility.

          B. It is a condition precedent to the obligation of the Secured Party to extend credit accommodations pursuant to the terms of the Credit Agreement that this Agreement be executed and delivered by the Grantor.

          C. The Grantor finds it advantageous, desirable and in its best interests to comply with the requirement that it execute and deliver this Security Agreement to the Secured Party.

     NOW, THEREFORE, in consideration of the premises and in order to induce the Secured Party to enter into the Credit Agreement and to extend credit accommodations to Guilford thereunder, the Grantor hereby agrees with the Secured Party for the Secured Party’s benefit as follows:

          Section 1. Defined Terms.

     1(a) As used in this Agreement, the following terms shall have the meanings indicated:

     “Aquavan” shall mean the propofol prodrug known as AQUAVAN™ Injection, any reformulation or line extension of such product, any product containing or comprised of the same active pharmaceutical ingredient as such product, regardless of the dosage or method of administration and any improvement, enhancement, refinement or modification of such product.

     “Collateral” shall mean all property and rights in property now owned or hereafter at any time acquired by the Grantor in or upon which a Security Interest is granted to the Secured Party by the Grantor under this Agreement.

     “Confidential Information” shall mean the Intellectual Property, know-how, trade secrets, confidential business information, financial data and other like information

(including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material, in each case relating solely to Acquavan. Notwithstanding the foregoing definition, Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document to be filed with any Government Authority or (iv) is required to be disclosed under securities laws, rules and regulations applicable to the Grantor, as the case may be, or pursuant to the rules and regulations of the Nasdaq National Market or any other stock exchange or stock market on which securities of the Grantor may be listed for trading.

     “Event of Default” shall have the meaning given to such term in Section ___hereof.

     “FDA” shall mean the United States Food and Drug Administration.

     “Financing Statement” shall have the meaning given to such term in Section ___hereof.

     “Governmental Authority” means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including, without limitation, the U.S. Patent and Trademark Office, the FDA, the U.S. National Institute of Health or any other government authority in any country.

     “IND” shall mean an investigational new drug application as defined in 21 C.F.R. Section 312 et seq. filed with the FDA in the United States or an equivalent application filed with a Regulatory Agency in any country outside of the United States.

     “Intellectual Property” shall mean all trade secrets; Know-How; Confidential Information; inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto; all patents, patent rights, patent applications and invention disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, including, but not limited to, the registered patents set forth on Exhibit A hereto; all registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; all domain names and websites; and all registered and unregistered copyrights and all applications, in each case that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by the Grantor, in each case relating to or involving Aquavan.

     “Know-How” means, relating solely to Aquavan, all trade secrets, materials, discoveries, data, processes, methods of manufacture, devices, techniques, algorithms, flow charts, computer software programs or applications (in both source code and object code form), schematics, compositions, formulations, formula, specifications, uses,

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patterns, compilations and other information, including, but not limited to (i) medical, chemical, pharmacological and other scientific or clinical data or materials and (ii) methodology and information used in the manufacture, packaging, labeling, development, testing or analysis of Aquavan, that, in each case, derives actual or potential independent economic value from not generally being known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and that is now owned, controlled or licensed by the Grantor, or that is hereafter acquired or licensed by the Grantor during the term of this Agreement.

     “Lien” shall mean any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of the lessors under capitalized leases), in, of or on any assets or properties of the Person referred to.

     “NAALADase Inhibitor Compounds” shall mean [TO BE ADDED].

     “NDA” shall mean a New Drug Application, and all amendments and supplements thereto, for regulatory approval by the FDA as defined in 21 CFR § 314.50 et seq., as such act or regulations may be amended, supplemented or replaced from time to time.

     “Obligations” shall mean (a) all indebtedness, liabilities and obligations of Guilford to the Secured Party of every kind, nature or description under the Credit Agreement, including its obligation on any promissory note or notes under the Credit Agreement and any note or notes hereafter issued in substitution or replacement thereof, (b) all liabilities of the Grantor under this Agreement, in all of the foregoing cases whether due or to become due, and whether now existing or hereafter arising or incurred.

     “PARP Inhibitor Compounds” shall mean [TO BE ADDED].

     “Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     “Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of drugs in any country.

     “Regulatory Approvals” shall mean, collectively, all INDs, NDAs and other regulatory approvals, registrations and associated materials (including the product dossier) issued by the FDA as to Acquavan and all reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining thereto, and all information, data, know-how, formulations, assays, goodwill or intellectual property contained in such INDs and the NDAs, relating to such product together with all amendments, supplements and updates thereto and all comparable regulatory approvals, registrations and associated materials throughout the world.

     “Security Interest” shall have the meaning given such term in Section 2 hereof.

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     1(a) All other terms used in this Agreement which are not specifically defined herein shall have the meaning assigned to such terms in Article 9 of the Uniform Commercial Code as adopted in the State of New York.

     1(b) Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular, the plural and “or” has the inclusive meaning represented by the phrase “and/or.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections are references to Sections in this Security Agreement unless otherwise provided.

          Section 2. Grant of Security Interest. As security for the payment and performance of all of the Obligations, each Grantor hereby grants to the Secured Party a security interest (the “Security Interest”) in all of such Grantor’s right, title, and interest in and to the following, whether now or hereafter owned, existing, arising or acquired and wherever located:

     2(a) Aquavan, NAALADase Inhibitor Compounds and PARP Inhibitor Compounds.

     2(b) All Intellectual Property and Regulatory Approvals relating to Aquavan, NAALADase Inhibitor Compounds and PARP Inhibitor Compounds.

     2(c) ProQuest’s interest in the License, Development and Commercialization Agreement dated March 2, 2000, as the same has been amended, restated or otherwise modified from time to time, by and between ProQuest, as licensor, and Guilford, as licensee.

     2(d) The License Agreement effective as of April 2, 1999, as the same has been amended, restated or otherwise modified from time to time, by and between The University of Kansas Center for Research, Inc., as licensor, and ProQuest, as licensee.

     2(e) [ADD LICENSE AGREEMENTS FOR NAALADase Inhibitor Compounds and PARP Inhibitor Compounds].

     2(f) All proceeds and products of any of the items of Collateral listed in this Section 2.

Notwithstanding the foregoing, the Collateral shall not include, and the Security Interest shall not cover, any property or assets of Grantor in which Paul Capital (as defined in the Credit Agreement) has a Lien.

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          Section 3. Title to Collateral. The Grantor has (or will have at the time it acquires rights in Collateral hereafter acquired or arising) and will maintain so long as the Security Interest may remain outstanding, title (as owner or licensee) to each item of Collateral (including the proceeds and products thereof), free and clear of all Liens except (i) the Security Interest and (ii) the existing license in favor of Guilford with respect to Aquavan. The Grantor will defend the Collateral against all claims or demands of all Persons (other than the Secured Party) claiming the Collateral or any interest therein. As of the date of execution of this Security Agreement, no effective financing statement or other similar document used to perfect and preserve a security interest under the laws of any jurisdiction (a “Financing Statement”) covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Party relating to this Agreement.

          Section 4. Disposition of Collateral. The Grantor will not sell, lease or otherwise dispose of, any Collateral. Except the existing license specified in Section 3, the Grantor will not license any Collateral.

          Section 5. Names, Offices, Locations, Jurisdiction of Organization. The Grantor’s legal name (as set forth in its constituent documents filed with the appropriate governmental official or agency) is as set forth in the opening paragraph hereof. The jurisdiction of organization of the Grantor is the state of Delaware. The Grantor will from time to time at the request of the Secured Party provide the Secured Party with current good standing certificates and/or state-certified constituent documents from the appropriate governmental officials. The chief place of business and chief executive office of Grantor are located at its address set forth on the signature page hereof. The Grantor will not relocate any item of Collateral into any jurisdiction in which an additional Financing Statement would be required to be filed to maintain the Secured Party’s perfection in such Collateral. The Grantor will not change its name, the location of its chief place of business and chief executive office or its corporate structure (including without limitation, its jurisdiction of organization) unless the Secured Party has been given at least 30 days prior written notice thereof and the Grantor has executed and delivered to the Secured Party such Financing Statements and other instruments required or appropriate to continue the perfection of the Security Interest.

          Section 6. Further Assurances; Attorney-in-Fact.

     6(a) The Grantor agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Secured Party may reasonably request, in order to perfect and protect the Security Interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral (but any failure to request or assure that the Grantor execute and deliver such instrument or documents or to take such action shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interest, regardless of whether any such item was or was not executed and delivered or action taken in a similar context or on a prior occasion). Without limiting the generality of the foregoing, the Grantor will, promptly and from time to time at the request of the Secured Party execute and file such Financing Statements or continuation statements in respect thereof, or amendments thereto, and such other instruments or notices, as

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may be necessary or desirable, or as the Secured Party may reasonably request, in order to perfect, preserve, and enhance the Security Interest granted or purported to be granted hereby.

     6(b) The Grantor hereby authorizes the Secured Party to file one or more Financing Statements or continuation statements in respect thereof, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any Financing Statement covering the Collateral or any part thereof shall be sufficient as a Financing Statement where permitted by law.

     6(c) The Grantor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Secured Party.

     6(d) In furtherance, and not in limitation, of the other rights, powers and remedies granted to the Secured Party in this Agreement, the Grantor hereby appoints the Secured Party the Grantor’s attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, from time to time in the Secured Party’s good faith discretion, to take any action (including the right to collect on any Collateral) and to execute any instrument that the Secured Party may reasonably believe is necessary or advisable to accomplish the purposes of this Agreement, in a manner consistent with the terms hereof; provided that the Secured Party has requested the Grantor to take such action and Grantor has failed to do so within a reasonable period of time following such request.

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          Section 7. Taxes and Claims. The Grantor will promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest, as well as all other claims of any kind (including claims for labor, material and supplies) against or with respect to the Collateral, except to the extent (a) such taxes, charges or claims are being contested in good faith by appropriate proceedings, (b) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest therein and (c) such taxes, charges or claims are adequately reserved against on the Grantor’s books in accordance with generally accepted accounting principles.

          Section 8. Books and Records. The Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral.

          Section 9. Inspection, Reports, Verifications. The Grantor will at all reasonable times upon reasonable prior notice permit the Secured Party or its representatives to examine or inspect any Collateral, any evidence of Collateral and the Grantor’s books and records concerning the Collateral, wherever located.

          Section 10. Notice of Loss. The Grantor will promptly notify the Secured Party of any loss of or material damage to any material item of Collateral or of any substantial adverse change, known to Grantor, in any material item of Collateral or the prospect of payment or performance thereof.

          Section 11. Action by the Secured Party. If the Grantor at any time fails to perform or observe any of the foregoing agreements, the Secured Party shall have (and the Grantor hereby grants to the Secured Party) the right, power and authority (but not the duty) to perform or observe such agreement on behalf and in the name, place and stead of the Grantor (or, at the Secured Party’s option, in the Secured Party’s name) and to take any and all other actions which the Secured Party may reasonably deem necessary to cure or correct such failure; provided that the Secured Party has requested the Grantor to take such action in instances, and Grantor has failed to do so within a reasonable period of time following such request; provided further, however, that where the Secured Party determines, in its reasonable discretion, that any action hereunder must be taken in a timely manner that does not permit such notice, such notice need not be provided. The Grantor shall thereupon pay to the Secured Party on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Secured Party in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Secured Party, together with interest thereon from the date expended or incurred at the highest lawful rate then applicable to any of the Obligations, and all such monies expended, costs and expenses and interest thereon shall be part of the Obligations secured by the Security Interest.

          Section 12. Insurance Claims. As additional security for the payment and performance of the Obligations, the Grantor hereby assigns to the Secured Party any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Grantor with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto.

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          Section 13. The Secured Party’s Duties. The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be deemed to have exercised reasonable care in the safekeeping of any Collateral in its possession if such Collateral is accorded treatment substantially equal to the safekeeping which the Secured Party accords its own property of like kind.

          Section 14. Default. Each of the following occurrences shall constitute an Event of Default under this Agreement: (a) the Grantor shall fail to observe or perform any covenant or agreement applicable to the Grantor under this Agreement and such failure shall remain uncured 15 days after the Secured Party shall have given the Grantor notice thereof; or (b) any representation or warranty made by the Grantor in this Agreement or any schedule, exhibit, supplement or attachment hereto or in any financial statements, or reports or certificates heretofore or at any time hereafter submitted by or on behalf of the Grantor to the Secured Party shall prove to have been false or misleading in any material respect sdwhen made; or (c) any Event of Default shall occur under the Credit Agreement.

          Section 15. Remedies on Default. Upon the occurrence of an Event of Default and at any time thereafter, the Secured Party may exercise and enforce any and all rights and remedies available upon default to a secured party under Article 9 of the Uniform Commercial Code as adopted in the State of New York.

          Section 16. Costs and Expenses; Indemnity. The Grantor will pay or reimburse the Secured Party on demand for all out-of-pocket expenses (including in each case all filing and recording fees and taxes and all reasonable fees and expenses of counsel and of any experts and agents) incurred by the Secured Party in connection with the enforcement of the Security Interest and the enforcement of this Agreement, and all such costs and expenses shall be part of the Obligations secured by the Security Interest. The Grantor shall indemnify and hold the Secured Party harmless from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) growing out of or resulting from this Agreement and the Security Interest hereby created (including enforcement of this Agreement) or the Secured Party’s actions pursuant hereto, except claims, losses or liabilities resulting from the Secured Party’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Any liability of the Grantor to indemnify and hold the Secured Party harmless pursuant to the preceding sentence shall be part of the Obligations secured by the Security Interest. The obligations of the Grantor under this Section shall survive any termination of this Agreement.

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          Section 17. Waivers; Remedies; Marshalling. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the party against whom enforcement is sought. A waiver so signed shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to the Secured Party. All rights and remedies of the Secured Party shall be cumulative and may be exercised singly in any order or sequence, or concurrently, at the Secured Party’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. The Grantor hereby waives all requirements of law, if any, relating to the marshalling of assets which would be applicable in connection with the enforcement by the Secured Party of its remedies hereunder, absent this waiver.

          Section 18. Notices. Any notice or other communication to any party in connection with this Agreement shall be given in the manner provided in the Credit Agreement.

          Section 19. Continuing Security Interest; Assignments under Credit Agreement. This Agreement shall (a) create a continuing security interest in the Collateral and shall remain in full force and effect until payment in full of the Obligations and the expiration of the obligations, if any, of the Secured Party to extend credit accommodations to the Grantor, (b) be binding upon the Grantor, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Secured Party and its successors, transferees, and assigns.

          Section 20. Termination of Security Interest. Upon payment in full of the Obligations and the expiration of any obligation of the Secured Party to extend credit accommodations to the Grantor, the Security Interest granted hereby shall terminate. Upon any such termination, the Secured Party will return to the Grantor such of the Collateral then in the possession of the Secured Party as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination. Any reversion or return of Collateral upon termination of this Agreement and any instruments of transfer or termination shall be at the expense of the Grantor and shall be without warranty by, or recourse on, the Secured Party except for (a) any breach of the Secured Party’s standard of care established hereunder, and (b) title defects, encumbrances and similar matters created by the Secured Party. As used in this Section, “Grantor” includes any assigns of Grantor, any Person holding a subordinate security interest in any of the Collateral or whoever else may be lawfully entitled to any part of the Collateral.

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          Section 21. Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Whenever possible, each provision of this Agreement and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto.

          Section 22. Consent to Jurisdiction. AT THE OPTION OF THE SECURED PARTY, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND THE GRANTOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE GRANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE SECURED PARTY AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

          Section 23. Waiver of Notice and Hearing. THE GRANTOR HEREBY WAIVES ALL RIGHTS TO A JUDICIAL HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE SECURED PARTY OF ITS RIGHTS TO POSSESSION OF THE COLLATERAL WITHOUT JUDICIAL PROCESS OR OF ITS RIGHTS TO REPLEVY, ATTACH, OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. THE GRANTOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS PROVISION AND THIS AGREEMENT.

          Section 24. Waiver of Jury Trial. EACH OF THE GRANTOR AND THE SECURED PARTY, BY ITS ACCEPTANCE OF THIS AGREEMENT, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 25. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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          Section 26. General. All representations and warranties contained in this Agreement or in any other agreement between the Grantor and the Secured Party shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations. The Grantor waives notice of the acceptance of this Agreement by the Secured Party. Captions in this Agreement are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Agreement.

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     IN WITNESS WHEREOF, the Grantor has caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GUILFORD PHARMACEUTICALS INC.

By

Title

PROQUEST PHARMACEUTICALS, INC.

By

Title

EXHIBIT C TO LINE OF CREDIT AGREEMENT

TERM SHEET
(Security Agreement and Intercreditor Agreement)

Scope of Lender Security Interest:

•	To secure the payment and performance of Borrower’s obligations under the Line of Credit Agreement and the Note, Borrower and its subsidiaries (as applicable) shall grant to Lender a first priority security interest in (a) the NAALADase Inhibitor Compounds and PARP Inhibitor Compounds, and (b) Aquavan IP and related assets (but excluding in each case any collateral in which Paul Capital has a security interest).

Terms of Intercreditor Agreement:

•	All present and future obligations of Borrower to Lender under the Line of Credit Agreement and the Note (the “Lender Obligations”) shall be subordinate to all present and future obligations of Borrower and Artery, LLC (“Artery”) to Paul Capital (the “Paul Capital Obligations”), with the effect that – except for periodic interest payments in accordance with the terms of the Line of Credit Agreement and the Note (provided no default with respect to the Paul Capital Obligations has occurred) – there can be no payment of (or demand for the payment of) any of the Lender Obligations so long as any of the Paul Capital Obligations are outstanding.

•	In accordance with the foregoing point, in the event of an exercise of the Gliadel put right as provided in Section 12 of the Line of Credit Agreement, the Put Price would be applied first to satisfy the Paul Capital Obligations, then to the Lender Obligations, and then to Borrower. Without limitation of the foregoing, no crediting of the Put Price may be made against any of the Lender Obligations unless and until all of the Paul Capital Obligations have been repaid in full.

•	The Intercreditor Agreement shall contain customary receipt-in-trust/turn over provisions for payments made in violation of the debt subordination terms.

•	The Intercreditor Agreement shall contain customary bankruptcy protection provisions in favor of Paul Capital (i.e., all distributions that might otherwise be paid on the Lender Obligations are payable to Paul Capital until the Paul Capital Obligations are paid in full; Paul Capital to be authorized to make all claims, etc. for distributions in the bankruptcy proceedings).

•	To the extent the Lender security interests encumber any property in which Paul Capital has a security interest, the Lender security interest is subordinate to Paul Capital.

•	Until such time as the Paul Capital Obligations have been paid in full, there can be no action to enforce any of the Lender security interests.

•	So long as any of the Paul Capital Obligations remain outstanding, without the prior written consent of Paul Capital none of the Line of Credit Agreement, the Note or the Security Agreement may be amended in a manner which could reasonably be considered to be adverse to the interests of Paul Capital.

•	Miscellaneous Matters:

•	In the event of a sale of the product currently known and marketed as Aggrastat® and related assets and a partial repayment of the Paul Capital Obligations, the agreement between Borrower, Artery and Paul Capital relating to such sale and repayment (which has not otherwise been negotiated) shall provide that following the consummation of the proposed merger transaction between Lender and Borrower, the remaining Paul Capital Obligations may be prepaid without premium or penalty by Lender.

•	Lender, Borrower and Paul Capital shall act reasonably and in good faith to cause a definitive Intercreditor Agreement memorializing the above terms and containing the consent of Paul Capital to the borrowing under the Line of Credit Agreement (and (as applicable) the other matters contained herein) to be executed as soon as is practicable, but in no event later than October 1, 2005. Without limitation of the foregoing, (a) it shall be a condition to the consent of Paul Capital to the incurrence of debt by Borrower pursuant to the terms of the Line of Credit Agreement that such Intercreditor Agreement shall have been executed and delivered by the parties thereto, and (b) MGI agrees that the Intercreditor Agreement shall contain no terms which are less favorable than the terms outlined in this Term Sheet.

•	Capitalized terms used in this Term Sheet which are not defined herein shall have the meanings assigned to them in the Line of Credit Agreement.

Exhibit D

Form of Certificate of Incorporation of Surviving Entity

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GUILFORD PHARMACEUTICALS INC.

     The undersigned, Eric P. Loukas, being the Secretary of Guilford Pharmaceuticals Inc., does hereby certify as follows:

     The name of the corporation is Granite, Inc. The name under which the corporation was formed is Granite, Inc. The Certificate of Incorporation of the corporation was filed in the State of Delaware on July 14, 1993. The corporation was the surviving corporation in a merger with Granite Acquisition, Inc., a Delaware corporation, effective as of ______ ___, 2005. This Amended and Restated Certificate of Incorporation of the corporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law. The text of the Amended and Restated Certificate of Incorporation of the corporation is further amended and restated as of ___ ___, 2005 to read as set forth in full as follows:

     1. Name. The name of the corporation is Guilford Pharmaceuticals Inc.

     2. Registered Office and Registered Agent. The address of the registered office of the corporation in Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

     3. Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

     4. Capital Stock. The total number of shares of stock that the corporation is authorized to issue is 100 shares, par value $.01 per share, all of which shares are designated as common stock.

     5. Bylaws. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

     6. Limitation of Directors’ Liability. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing contained in this Article 6 shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval of this article to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     7. Indemnification.

          7.1. Authorization of Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorney’s fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph 7.2 hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee (except for a suit or action pursuant to subsection 7.2) only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The right to indemnification conferred in this subsection 7.1 shall be a contract right and shall include the right to be paid by the corporation (and such successor) the expenses (including attorney’s fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if and to the extent the Delaware General Corporation Law requires, the advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which services was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter, an “undertaking”) by or on behalf of such indemnitee to repay all amounts so advanced if it shall ultimately be determined by a final adjudication from which there is no

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further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified under this subsection 7.1 or otherwise.

          7.2. Reimbursement of Expenses. If a claim under subsection 7.1 of this Article is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstance because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the corporation.

          7.3. Non-exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s Amended and Restated Certificate of Incorporation, any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          7.4. Insurance. The corporation may maintain insurance at its expense, to protect itself and any person who is a director, officer, employee or agent of the corporation or another corporation or of a partnership, joint venture, trust or other enterprise, against any liability, loss or expenses, whether or not the corporation would have the power to indemnity such person against such liability, loss or expense under the provisions of the Delaware General Corporation Law.

          7.5. Employees. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of

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this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

     8. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

     9. Effectiveness. This Amended and Restated Certificate of Incorporation shall be effective at 11:59 p.m. EDT on ______ ___, 2005.

     IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Eric P. Loukas, its Secretary, this ______day of ___2005.

By: Eric P. Loukas

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Exhibit E

Form of Bylaws of Surviving Entity

AMENDED AND RESTATED BYLAWS

OF

GRANITE, INC.

__________ ___, 2005

ii

iii

AMENDED AND RESTATED BYLAWS
OF
GRANITE, INC

Adopted on __________ ___, 2005.

Article 1. Stockholders’ Meetings

     1.1 Place of Meetings. Meetings of the stockholders shall be held at such place, either within or without the State of Delaware, as the board of directors shall determine. Rather than holding a meeting at any place, the board of directors may determine that a meeting shall be held solely by means of remote communications, which means shall meet the requirements of the Delaware General Corporation Law.

     1.2 Annual Meeting. The annual meeting of the stockholders for the election of the directors and the transaction of such other business as may properly be brought before the meeting shall be held on the date and at the time designated by the board of directors.

     1.3 Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called by the board of directors. No other person or persons may call a special meeting. The business to be transacted at any special meeting shall be limited to the purposes stated in the notice.

     1.4 Remote Communications. The board of directors may permit the stockholders and their proxy holders to participate in meetings of the stockholders (whether such meetings are held at a designated place or solely by means of remote communication) using one or more methods of remote communication that satisfy the requirements of the Delaware General Corporation Law. The board of directors may adopt such guidelines and procedures applicable to participation in stockholders’ meetings by means of remote communication as it deems appropriate. Participation in a stockholders’ meeting by means of a method of remote communication permitted by the board of directors shall constitute presence in person at the meeting.

     1.5 Notice of Meetings. Notice of the place, if any, date and hour of any stockholders’ meeting shall be given to each stockholder entitled to vote. The notice shall state the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at the meeting. If the voting list for the meeting is to be made available by means of an electronic network or if the meeting is to be held solely by remote communication, the notice shall include the information required to access the reasonably accessible electronic network on which the corporation will make its voting list available either prior to the meeting or, in the case of a meeting held solely by remote communication, during the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting has been called. Unless otherwise provided in the Delaware General Corporation Law, notice shall be given at least 10 days but not more than 60 days before the date of the meeting. Without limiting the manner by which notice may otherwise be given, notice may be given by a form of electronic transmission that satisfies the requirements of the Delaware General

Corporation Law and has been consented to by the stockholder to whom notice is given. If mailed, notice shall be deemed given when deposited in the U.S. mail, postage prepaid, directed to the stockholder’s address as it appears in the corporation’s records. If given by a form of electronic transmission consented to by the stockholder to whom notice is given, notice shall be deemed given at the times specified with respect to the giving of notice by electronic transmission in the Delaware General Corporation Law. An affidavit of the corporation’s secretary, an assistant secretary or an agent of the corporation that notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated in the affidavit.

     1.6 Quorum. The presence, in person or by proxy, of the holders of a majority of the voting power of the stock entitled to vote at a meeting shall constitute a quorum. Where a separate vote by a class or series or classes or series of stock is required at a meeting, the presence, in person or by proxy, of the holders of a majority of the voting power of each such class or series shall also be required to constitute a quorum. In the absence of a quorum, either the chairperson of the meeting or the holders of a majority of the voting power of the stock present, in person or by proxy, and entitled to vote at the meeting may adjourn the meeting in the manner provided in Section 1.7 until a quorum shall be present. A quorum, once established at a meeting, shall not be broken by the withdrawal of the holders of enough voting power to leave less than a quorum. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting.

     1.7 Adjournment of Meetings. Either the chairperson of the meeting or the holders of a majority of the voting power of the stock present, in person or by proxy, and entitled to vote at the meeting may adjourn any meeting of stockholders from time to time. At any adjourned meeting the stockholders may transact any business that they might have transacted at the original meeting. Notice of an adjourned meeting need not be given if the time and place, if any, or the means of remote communications to be used rather than holding the meeting at any place are announced at the meeting so adjourned, except that notice of the adjourned meeting shall be required if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting.

     1.8 Voting List. At least 10 days before every meeting of the stockholders, the secretary of the corporation shall prepare a complete alphabetical list of the stockholders entitled to vote at the meeting showing each stockholder’s address and number of shares. This voting list does not need to include electronic mail addresses or other electronic contact information for any stockholder nor need it contain any information with respect to beneficial owners of the shares of stock owned, although it may do so. For a period of at least 10 days before the meeting, the voting list shall be open to the examination of any stockholder for any purpose germane to the meeting either on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the corporation’s principal place of business. If the list is made available on an electronic network, the corporation may take reasonable steps to ensure that it is available only to stockholders. If the stockholders’ meeting is held at a place, the voting list shall be produced and kept at that place during the whole time of the meeting. If the stockholders’ meeting is held solely by means of remote communications, the voting list shall be made available for inspection

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on a reasonably accessible electronic network during the whole time of the meeting. In either case, any stockholder may inspect the voting list at any time during the meeting.

     1.9 Vote Required. Subject to the provisions of the Delaware General Corporation Law requiring a higher level of votes to take certain specified actions and to the terms of the corporation’s certificate of incorporation that set special voting requirements, the stockholders shall take action on all matters other than the election of directors by a majority of the voting power of the stock present, in person or by proxy, at the meeting and entitled to vote on the matter. The stockholders shall elect directors by a plurality of the voting power of the stock present, in person or by proxy, at the meeting and entitled to vote on the matter.

     1.10 Chairperson; Secretary. The following people shall preside over any meeting of the stockholders: the chairperson of the board of directors, if any, or, in the chairperson’s absence, the vice chairperson of the board of directors, if any, or in the vice chairperson’s absence, the chief executive officer, or, in the absence of all of the foregoing persons, a chairperson designated by the board of directors, or, in the absence of a chairperson designated by the board of directors, a chairperson chosen by the stockholders at the meeting. In the absence of the secretary and any assistant secretary, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

     1.11 Rules of Conduct. The board of directors may adopt such rules, regulations and procedures for the conduct of any meeting of the stockholders as it deems appropriate including rules, regulations and procedures regarding participation in the meeting by means of remote communication. Except to the extent inconsistent with any applicable rules, regulations or procedures adopted by the board of directors, the chairperson of any meeting may adopt such rules, regulations and procedures for the meeting, and take such actions with respect to the conduct of the meeting, as the chairperson of the meeting deems appropriate. The rules, regulations and procedures adopted may include, without limitation, ones that (i) establish an agenda or order of business, (ii) are intended to maintain order and safety at the meeting, (iii) restrict entry to the meeting after the time fixed for its commencement and (iv) limit the time allotted to stockholder questions or comments. Unless otherwise determined by the board of directors or the chairperson of the meeting, meetings of the stockholders need not be held in accordance with the rules of parliamentary procedure.

     1.12 Inspectors of Elections. The board of directors or the chairperson of a stockholders’ meeting may appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Inspectors may be officers, employees or agents of the corporation. Each inspector, before entering on the discharge of the inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of the inspector’s ability. Inspectors shall have the duties prescribed by the Delaware General Corporation Law. At the request of the chairperson of the meeting, the inspector or inspectors shall prepare a written report of the results of the votes taken and of any other question or matter that that inspector or inspectors determined.

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     1.13 Record Date. If the corporation proposes to take any action for which the Delaware General Corporation Law would permit it to set a record date, the board of directors may set such a record date as provided under the Delaware General Corporation Law.

     1.14 Written Consent. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote by means of a stockholder written consent meeting the requirements of the Delaware General Corporation Law. Prompt notice of the taking of action without a meeting by less than a unanimous written consent shall be given to those stockholders who have not consented as required by the Delaware General Corporation Law.

Article 2. Directors

     2.1 Number and Qualifications. The board of directors shall consist of such number as may be fixed from time to time by resolution of the board of directors. Directors need not be stockholders.

     2.2 Term of Office. Each director shall hold office until his or her successor is elected or until his or her earlier death, resignation or removal.

     2.3 Resignation. A director may resign, as a director or as a committee member or both, at any time by giving notice in writing or by electronic transmission to the corporation addressed to the board of directors, the chairperson of the board of directors, the president or the secretary. A resignation will be effective upon its receipt by the corporation unless the resignation specifies that it is to be effective at some later time or upon the occurrence of some specified later event.

     2.4 Vacancies. Any vacancy in the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled by a vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director. If the corporation at the time has outstanding any classes or series or class or series of stock that have or has the right, alone or with one or more other classes or series or class or series, to elect one or more directors, then any vacancy in the board of directors caused by the death, resignation or removal of a director so elected shall be filled only by a vote of the majority of the remaining directors so elected, by a sole remaining director so elected or, if no director so elected remains, by the holders of those classes or series or that class or series. A director appointed by the board of directors shall hold office for the remainder of the term of the director he or she is replacing.

     2.5 Regular Meetings. The board of directors may hold regular meetings without notice at such times and places as it may from time to time determine, provided that notice of any such determination shall be given to any director who is absent when such a determination is made. A regular meeting of the board of directors may be held without notice immediately after and at the same place as the annual meeting of the stockholders.

     2.6 Special Meetings. Special meetings of the board of directors may be called by the chairperson of the board of directors, the chief executive officer or by any director. Notice of

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any special meeting shall be given to each director and shall state the time and place for the special meeting.

     2.7 Notice. Any time it is necessary to give notice of a board of directors’ meeting, notice shall be given (i) in person or by telephone to the director at least 24 hours in advance of the meeting, (ii) by personally delivering written notice to the director’s last known business or home address at least 48 hours in advance of the meeting, (iii) by delivering an electronic transmission (including, without limitation, via telefacsimile or electronic mail) to the director’s last known number or address for receiving electronic transmissions of that type at least 48 hours in advance of the meeting, (iv) by depositing written notice with a reputable delivery service or overnight carrier addressed to the director’s last known business or home address for delivery to that address no later than the business day preceding the date of the meeting or (v) by depositing written notice in the U.S. mail, postage prepaid, addressed to the director’s last known business or home address no later than the third business day preceding the date of the meeting. Notice of a meeting need not be given to any director who attends a meeting without protesting prior to the meeting or at its commencement to the lack of notice to that director. A notice of meeting need not specify the purposes of the meeting.

     2.8 Quorum. A majority of the directors in office at the time shall constitute a quorum. Thereafter, a quorum shall be deemed present for purposes of conducting business and determining the vote required to take action for so long as at least a third of the total number of directors are present. In the absence of a quorum, the directors present may adjourn the meeting without notice until a quorum shall be present, at which point the meeting may be held.

     2.9 Vote Required. The board of directors shall act by the vote of a majority of the directors present at a meeting at which a quorum is present.

     2.10 Chairperson; Secretary. If the chairperson and the vice chairperson are not present at any meeting of the board of directors, or if no such officers have been elected, then the board of directors shall choose a director who is present at the meeting to preside over it. In the absence of the secretary and any assistant secretary, the chairperson may appoint any person to act as secretary of the meeting.

     2.11 Use of Communications Equipment. Directors may participate in meetings of the board of directors or any committee of the board of directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

     2.12 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all of the directors consent to the action in writing or by electronic transmission. The writing or writings or electronic transmission or transmissions shall be filed with the minutes of the proceedings of the board of directors or of the relevant committee.

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     2.13 Compensation of Directors. The board of directors shall from time to time determine the amount and type of compensation to be paid to directors for their service on the board of directors and its committees.

     2.14 Committees. The board of directors may designate one or more committees, each of which shall consist of one or more directors. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member. Any committee shall, to the extent provided in a resolution of the board of directors and subject to the limitations contained in the Delaware General Corporation Law, have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation. Each committee shall keep such records and report to the board of directors in such manner as the board of directors may from time to time determine. Except as the board of directors may otherwise determine, any committee may make rules for the conduct of its business. Unless otherwise provided in a resolution of the board of directors or in rules adopted by the committee, each committee shall conduct its business as nearly as possible in the same manner as is provided in these bylaws for the board of directors.

     2.15 Chairperson and Vice Chairperson of the Board. The board of directors may elect from its members a chairperson of the board and a vice chairperson. If a chairperson has been elected and is present, the chairperson shall preside at all meetings of the board of directors and the stockholders. The chairperson shall have such other powers and perform such other duties as the board of directors may designate. If the board of directors elects a vice chairperson, the vice chairperson shall, in the absence or disability of the chairperson, perform the duties and exercise the powers of the chairperson and have such other powers and perform such other duties as the board of directors may designate.

Article 3. Officers

     3.1 Offices Created; Qualifications; Election. The corporation shall have a chief executive officer, a president, a secretary, a treasurer and such other officers, if any, as the board of directors from time to time may appoint. Any officer may be, but need not be, a director or stockholder. The same person may hold any two or more offices. The board of directors may elect officers at any time.

     3.2 Term of Office. Each officer shall hold office until his or her successor has been elected, unless a different term is specified in the resolution electing the officer, or until his or her earlier death, resignation or removal.

     3.3 Removal of Officers. Any officer may be removed from office at any time, with or without cause, by the board of directors.

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     3.4 Resignation. An officer may resign at any time by giving notice in writing or by electronic transmission to the corporation addressed to the board of directors, the chairperson of the board of directors, the president or the secretary. A resignation will be effective upon its receipt by the corporation unless the resignation specifies that it is to be effective at some later time or upon the occurrence of some specified later event.

     3.5 Vacancies. A vacancy in any office may be filled by the board of directors.

     3.6 Compensation. Officers shall receive such amounts and types of compensation for their services as shall be fixed by the board of directors.

     3.7 Powers. Unless otherwise specified by the board of directors, each officer shall have those powers and shall perform those duties that are (i) set forth in these bylaws (if any are so set forth), (ii) set forth in the resolution of the board of directors electing that officer or any subsequent resolution of the board of directors with respect to that officer’s duties or (iii) commonly incident to the office held.

     3.8 Chief Executive Officer. The chief executive officer shall, subject to the direction and control of the board of directors, have general control and management of the business, affairs and policies of the corporation and over its officers and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have the power to sign all certificates, contracts and other instruments on behalf of the corporation.

     3.9 President. The president shall be subject to the direction and control of the chief executive officer and the board of directors and shall have general active management of the business, affairs and policies of the corporation. The president shall have the power to sign all certificates, contracts and other instruments on behalf of the corporation. If the board of directors has not elected a chief executive officer, the president shall be the chief executive officer. If the board of directors has elected a chief executive officer and that officer is absent, disqualified from acting, unable to act or refuses to act, then the president shall have the powers of, and shall perform the duties of, the chief executive officer.

     3.10 Vice Presidents. The vice presidents, if any, shall be subject to the direction and control of the board of directors, the chief executive officer and the president and shall have such powers and duties as the board of directors, the chief executive officer or the president may assign to them. If the board of directors elects more than one vice president, then it shall determine their respective titles, seniority and duties. If the president is absent, disqualified from acting, unable to act or refuses to act, the most senior in rank of the vice presidents (as determined by the board of directors) shall have the powers of, and shall perform the duties of, the president.

     3.11 Chief Financial Officer. The chief financial officer, if any, shall be subject to the direction and control of the board of directors and the chief executive officer, shall have primary responsibility for the financial affairs of the corporation and shall perform such other duties as the chief executive officer may assign.

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     3.12 Treasurer. The treasurer shall have charge and custody of and be responsible for all funds, securities and valuable papers of the corporation. The treasurer shall deposit all funds in the depositories or invest them in the investments designated or approved by the board of directors or any officer or officers authorized by board of directors to make such determinations. The treasurer shall disburse funds under the direction of the board of directors or any officer or officers authorized by the board of directors to make such determinations. The treasurer shall keep full and accurate accounts of all funds received and paid on account of the corporation and shall render a statement of these accounts whenever the board of directors or the chief executive officer shall so request. If the board of directors has not elected a chief financial officer, the treasurer shall be the chief financial officer. If the board of directors has not elected a controller, the treasurer shall be the controller.

     3.13 Assistant Treasurers. The assistant treasurers, if any, shall have such powers and duties as the board of directors, the chief executive officer, the president or the treasurer may assign to them. If the board of directors elects more than one assistant treasurers, then it shall determine their respective titles, seniority and duties. If the treasurer is absent, disqualified from acting, unable to act or refuses to act, the most senior in rank of the assistant treasurers (as determined by the board of directors) shall have the powers of, and shall perform the duties of, the treasurer.

     3.14 Controller. The controller, if any, shall be the chief accounting officer of the corporation and shall be in charge of its books of account, accounting records and accounting procedures.

     3.15 Secretary. The secretary shall, to the extent practicable, attend all meetings of the stockholders and the board of directors. The secretary shall record the proceedings of the stockholders and the board of directors, including all actions by written consent, in a book or series of books to be kept for that purpose. The secretary shall perform like duties for any committee of the board of directors if the committee so requests. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors. Unless the corporation has appointed a transfer agent, the secretary shall keep or cause to be kept the stock and transfer records of the corporation. The secretary shall have such other powers and duties as the board of directors, the chief executive officer or the president may determine.

     3.16 Assistant Secretaries. The assistant secretaries, if any, shall have such powers and duties as the board of directors, the chief executive officer, the president or the secretary may assign to them. If the board of directors elects more than one assistant secretary, then it shall determine their respective titles, seniority and duties. If the secretary is absent, disqualified from acting, unable to act or refuses to act, the most senior in rank of the assistant secretaries (as determined by the board of directors) shall have the powers of, and shall perform the duties of, the secretary.

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Article 4. Capital Stock

     4.1 Stock Certificates. The corporation’s shares of stock shall be represented by certificates, provided that the board of directors may, subject to the limits imposed by law, provide by resolution or resolutions that some or all of any or all classes or series shall be uncertificated shares. Notwithstanding the adoption of such a resolution, every holder of shares of stock represented by certificates and every holder of uncertificated shares, upon request, shall be entitled to have a certificate representing such shares in such form as shall be approved by the board of directors. Stock certificates shall be numbered in the order of their issue and shall be signed by or in the name of the corporation by (i) the chairperson or vice chairperson, if any, of the board of directors, the president or a vice president and (ii) the treasurer, an assistant treasurer, the secretary or an assistant secretary. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who signed or whose facsimile signature has been placed upon a certificate shall have ceased to be an officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Each certificate that is subject to any restriction on transfer shall have conspicuously noted on its face or back either the full text of the restriction or a statement of the existence of the restriction.

     4.2 Registration; Registered Owners. The name of each person owning a share of the corporation’s capital stock shall be entered on the books of the corporation together with the number of shares owned, the number or numbers of the certificate or certificates covering such shares and the dates of issue of each certificate. The corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

     4.3 Stockholder Addresses. It shall be the duty of each stockholder to notify the corporation of the stockholder’s address.

     4.4 Transfer of Shares. Registration of transfer of shares of the corporation’s stock shall be made only on the books of the corporation at the request of the registered holder or of the registered holder’s duly authorized attorney (as evidenced by a duly executed power of attorney provided to the corporation) and upon surrender of the certificate or certificates representing those shares properly endorsed or accompanied by a duly executed stock power. The board of directors may make further rules and regulations concerning the transfer and registration of shares of stock and the certificates representing them and may appoint a transfer agent or registrar or both and may require all stock certificates to bear the signature of either or both.

     4.5 Lost, Stolen, Destroyed or Mutilated Certificates. The corporation may issue a new stock certificate in the place of any certificate theretofore issued by it alleged to have been lost, stolen, destroyed or mutilated. The board of directors may require the owner of the allegedly lost, stolen or destroyed certificate, or the owner’s legal representatives, to give the corporation such bond or such surety or sureties as the board of directors, in its sole discretion, deems sufficient to indemnify the corporation against any claim that may be made against it on

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account of the alleged loss, theft or destruction or the issuance of such new certificate and, in the case of a certificate alleged to have been mutilated, to surrender the mutilated certificate.

Article 5. General Provisions

     5.1 Waiver of Notice. Any stockholder or director may execute a written waiver or give a waiver by electronic transmission of notice of the meeting, either before or after such meeting. Any such waiver shall be filed with the records of the corporation. If any stockholder or director shall be present at any meeting it shall constitute a waiver of notice of the meeting, except when that stockholder or director attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. A waiver of notice of meeting need not specify the purposes of the meeting.

     5.2 Electronic Transmissions. For purposes of these bylaws, “electronic transmission” shall mean a form of communication not directly involving the physical transmission of paper that satisfies the requirements with respect to such communications contained in the Delaware General Corporation Law.

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     5.3 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

     5.4 Voting Stock of Other Organizations. Except as the board of directors may otherwise designate, each of the chief executive officer and the treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the corporation (with power of substitution) at any meeting of the stockholders, members or other owners of any other corporation or organization the securities or ownership interests of which are owned by the corporation.

     5.5 Corporate Seal. The Corporation shall have no seal.

     5.6 Amendment of Bylaws. These bylaws, including any bylaws adopted or amended by the stockholders, may be amended or repealed by the board of directors.

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